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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.        )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

ABM Industries Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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551 Fifth Avenue, Suite 300
New York, New York 10176

February 7, 2011

Dear Fellow Shareholders:

        You are cordially invited to attend the 2011 Annual Meeting of Shareholders of ABM Industries Incorporated in The Grand Paris Ballroom at the Sofitel Hotel, 45 West 44th Street, New York, New York 10036, on Tuesday, March 8, 2011, at 10:00 a.m. At the meeting, shareholders will: (1) elect three directors to serve three-year terms until the 2014 Annual Meeting and until their successors are duly elected and qualified, (2) vote on the ratification of KPMG LLP as ABM's independent registered public accounting firm for the current year, (3) provide an advisory vote on executive compensation, (4) provide an advisory vote on the frequency of the advisory vote on executive compensation, and (5) transact such other business as may properly come before the meeting.

        Whether or not you plan to attend the meeting in person, please take the time to vote on the Internet, by telephone or by mailing your proxy card. As explained in the Proxy Statement, you may revoke your proxy at any time before it is actually voted at the meeting.

        Only shareholders of record at the close of business on January 12, 2011 will be entitled to vote at the meeting and any adjournments thereof. A list of shareholders on that date will be available for inspection by any shareholder for ten days prior to the meeting during normal business hours at ABM's corporate headquarters located at 551 Fifth Avenue, Suite 300, New York, New York 10176. You may make an appointment to review the list of shareholders by contacting ABM at (212) 297-0200.

        If you plan to attend the meeting in person and vote at the meeting, please remember to bring a form of personal identification with you. If you are acting as a proxy for another shareholder, please bring appropriate documentation from the record owner for whom you are acting as a proxy. If you will need any special assistance at the meeting, please contact ABM at (212) 297-0200 prior to the meeting.

        We look forward to seeing you at the meeting.

Maryellen C. Herringer Chairman of the Board of Directors	Henrik C. Slipsager President and Chief Executive Officer

551 Fifth Avenue, Suite 300
New York, New York 10176

 2011 ANNUAL MEETING OF SHAREHOLDERS
TUESDAY, MARCH 8, 2011
10:00 A.M.
NOTICE OF MEETING AND PROXY STATEMENT

YOUR VOTE IS IMPORTANT

        ABM Industries Incorporated ("ABM" or the "Company") will hold its 2011 Annual Meeting of Shareholders in The Grand Paris Ballroom at the Sofitel Hotel, 45 West 44th Street, New York, New York 10036 on Tuesday, March 8, 2011, at 10:00 a.m. At the Annual Meeting, shareholders will: (1) elect three directors to serve three-year terms until the 2014 Annual Meeting and until their successors are duly elected and qualified, (2) vote on the ratification of KPMG LLP as ABM's independent registered public accounting firm for the current year, (3) provide an advisory vote on executive compensation, (4) provide an advisory vote on the frequency of the advisory vote on executive compensation, and (5) transact such other business as may properly come before the meeting.

        If you are a shareholder of record, you may vote in any one of four ways: in person by attending the Annual Meeting, by Internet, by telephone, or by mail using the enclosed proxy card. Specific voting information is included under the caption "Voting Procedures." Only shareholders of record at the close of business on January 12, 2011, are entitled to vote. On that day 52,903,469 shares of ABM common stock were outstanding. Each share entitles the holder to one vote.

        The ABM Board of Directors asks you to vote in favor of the director nominees, for the ratification of KPMG LLP as ABM's independent registered public accounting firm, for the approval, on an advisory basis, of the compensation of our executive officers and for the approval, on an advisory basis, of a triennial advisory vote on compensation. This Proxy Statement provides you with detailed information about each of these matters. We encourage you to read this Proxy Statement carefully. In addition, you may obtain information about ABM from our Annual Report on Form 10-K for the fiscal year ended October 31, 2010, and from our Annual Report to Shareholders, as well as from additional documents that we have filed with the Securities and Exchange Commission that are available on ABM's Web site at www.abm.com.

        This Notice and Proxy Statement are dated February 7, 2011, and were first mailed, together with a proxy card, to shareholders on or about February 7, 2011.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to be Held on March 8, 2011.

        The Proxy Statement, Annual Report on Form 10-K for the fiscal year ended October 31, 2010 and Annual Report to Shareholders and the means to vote by Internet are available at www.proxyvote.com.

        Instead of receiving paper copies of future annual reports and proxy statements in the mail, you can elect to receive an e-mail that will provide an electronic link to these documents. Choosing to receive your proxy materials online will save us the cost of producing and mailing documents to you as well as conserve natural resources. With electronic delivery, we will notify you by e-mail as soon as the annual report and proxy statement are available on the Internet, and you can easily submit your shareholder vote online. If you are a shareholder of record, you may enroll in the electronic delivery service at the time you vote by marking the appropriate box on your proxy card, or by selecting electronic delivery if you vote on the Internet, and following the enrollment instructions. If you are a beneficial holder, you may also have the opportunity to receive annual meeting materials electronically. Please check the information provided in the proxy materials mailed to you by your brokerage firm, bank or trustee.

        You may contact ABM at 212-297-0200 to obtain directions to the site of the Annual Meeting.

VOTING PROCEDURES AND ANNUAL MEETING ATTENDANCE

Who may vote and how many votes do I have?

        Shareholders of record at the close of business on the record date, January 12, 2011, may vote. On that date, there were 52,903,469 outstanding shares of ABM common stock.

        All of the shares of ABM's common stock are entitled to vote at the meeting. Shareholders of record will have one vote for each share they hold.

How many votes must be present to hold the annual meeting?

        A majority of the votes that may be cast (at least 26,451,735 votes), present in person or represented by proxy, is needed to hold the 2011 Annual Meeting. If you properly vote on any proposal, your shares will be included in the number of shares to establish a quorum for the annual meeting. Shares represented by proxy cards marked "abstain" or returned without voting instructions will be counted as present for the purpose of determining whether the quorum for the annual meeting is satisfied. In addition, if you hold shares through a bank or brokerage account, your shares will be counted as present for the purpose of determining whether the quorum for the annual meeting is satisfied, even if you do not provide voting instructions to your bank or brokerage firm. However, neither these shares nor any abstentions will count in the voting results.

        We urge you to vote by proxy even if you plan to attend the meeting. That will help us to know as soon as possible that we have enough votes to hold the meeting. Returning your proxy card will not affect your right to revoke your proxy or to attend the 2011 Annual Meeting and vote in person.

How do I vote my shares?

        You may vote at the annual meeting by proxy or in person.

        If you are a "holder of record" (that is, if your shares are registered in your own name with our transfer agent), you have several options. You may vote by telephone, on the Internet or by attending the meeting and voting in person. In addition, you may vote by mail using the enclosed proxy card.

        If you hold your shares in "street name" (that is, if you hold your shares through a broker, bank or other holder of record), you received this proxy statement and voting instruction card from your broker, bank or other holder of record. The voting instruction card explains which voting options are available to you. As the beneficial owner of shares held in street name, you have the right to direct your bank or broker how to vote your shares, and it is required to vote your shares in accordance with your instructions. If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares with respect to "routine" items, but it will not be permitted to vote your shares with respect to "non-routine" items. In the case of a non-routine item, your shares will be considered "broker non-votes" on that proposal. If you want to vote in person at the annual meeting, you must obtain a power of attorney or proxy from your broker, bank or other holder or record authorizing you to vote. You must bring this power of attorney or proxy to the meeting.

How do I attend the annual meeting?

        All shareholders as of the record date, January 12, 2011, or their proxy holders, are welcome to attend the annual meeting. If you are voting by mail, by telephone or via the Internet, but still wish to attend the meeting, follow the instructions on your proxy card or via the Internet (www.proxyvote.com) to tell us that you plan to attend. When you arrive at the meeting, please look for the "Shareholders' Welcome Desk," where you will be asked for photo identification in order to receive your admittance card.

        If you hold your shares in street name and you decide to attend, you must bring to the meeting a copy of your bank or brokerage statement evidencing your ownership of ABM Industries Incorporated common stock as of the record date. Please go to the "Shareholders' Welcome Desk" and provide the bank or brokerage statement, as well as your photo identification, in order to obtain an admittance card.

What happens if the annual meeting is postponed or adjourned?

        Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Can I change or revoke my proxy?

        Yes, you may change your vote or revoke your proxy at any time at or before the annual meeting. If you are a holder of record, you may change your vote or revoke your proxy through any of the following means:

  •
  by casting a new vote by telephone or the Internet prior to the annual meeting, or by properly completing and signing another proxy card with a later date and returning the proxy card prior to the annual meeting;

  •
  giving written revocation to our Corporate Secretary prior to the annual meeting directed to the address on page 5, or at the meeting; or

  •
  voting in person at the annual meeting.

What if I do not indicate my vote for one or more of the matters on my proxy card?

        If you are a registered shareholder and you return a proxy card without indicating your vote, your shares will be voted in accordance with the Board's recommendations for proposals described in this proxy statement.

What if I do not return a proxy card or vote at the annual meeting?

        If you are a registered shareholder and you do not return a proxy card or vote at the annual meeting, your shares will not be voted and will not count towards the quorum requirement to hold the annual meeting. Your shares that are not voted will not affect the outcome of any of the company's proposals.

What if my shares are held in "street name" and I do not give my bank or broker instructions on how to vote?

        If your shares are held in "street name" and you do not give your bank or broker instructions on how to vote, your shares will be counted towards the quorum requirement for the annual meeting.

        The failure to instruct your bank or broker how to vote will have one of two effects on the proposals for consideration at the annual meeting, depending upon the type of proposal. For the election of directors in Proposal 1, and for Proposals 3 and 4, absent instructions from you, the bank or broker may not vote your shares at all and your shares will be considered broker non-votes, which will have no effect on the outcome of the proposal. For Item 2 involving ratification of our independent registered public accounting firm for 2011, the broker may vote your shares at its discretion.

Will my vote be confidential?

        Yes. Your vote is confidential and will not be disclosed to our directors or employees.

Will the Company's independent registered public accounting firm be present at the annual meeting?

        Yes, representatives of KPMG LLP ("KPMG") will attend the meeting. They will be available during the meeting to answer your questions and they will have the opportunity to make a statement, if they desire to do so. The Audit Committee of our Board has approved the appointment of KPMG as our independent registered public accounting firm for our 2011 fiscal year.

Will our directors attend the annual meeting?

        It is expected that our directors will attend our annual meeting.

Who will be soliciting proxies on our behalf?

        The Company pays the cost of preparing proxy materials and soliciting your vote. Proxies may be solicited on our behalf by our directors, officers or employees by telephone, electronic or facsimile transmission or in person.

Who will count the vote?

        Broadridge Financial Solutions, Inc. will be the proxy tabulator and IVS Associates, Inc. will act as the Inspector of Election.

What is "householding"?

        Shareholders who hold their shares in the name of their bank or broker and live in the same household as other shareholders may receive only one copy of this Proxy Statement. This practice is known as "householding." If you hold your shares in your broker's name and would like additional copies of these materials, please contact your broker. If you receive multiple copies and would prefer to receive only one, please contact your broker. ABM does not use householding for the copies of the proxy statement that it delivers directly to shareholders.

SHAREHOLDER PROPOSALS, DIRECTOR NOMINATIONS AND
COMMUNICATING WITH OUR BOARD

How do I submit a shareholder proposal or director nomination for consideration at the 2012 Annual Meeting?

        Our 2012 Annual Meeting is currently scheduled for March 6, 2012. If you wish to submit a proposal to be included in the 2012 proxy statement, you must submit your proposal in writing so that we receive it no later than October 10, 2011. Proposals should be sent to the Corporate Secretary, Sarah H. McConnell, at 551 Fifth Avenue, Suite 300, New York, New York 10176.

        Under our bylaws, any shareholder wishing to make a nomination for director or wishing to introduce any business at the 2012 Annual Meeting of Shareholders (other than a proposal submitted for inclusion in the Company's proxy materials) must provide the Company advance notice of such business which must be received by the Company no earlier than November 9, 2011 and no later than December 9, 2011. Nominations for director for consideration by the Governance Committee should include the candidate's name and qualifications for Board membership and fulfill all of the requirements set forth in the Company's Bylaws, and should be sent within the time frame specified in the Bylaws.

How do I communicate with the Board?

        You may communicate with our entire Board or the independent directors as a group by sending an e-mail to boardofdirectors@abm.com or by writing to Board of Directors, ABM Industries Incorporated, 551 Fifth Avenue, Suite 300, New York, New York 10176. Our Corporate Secretary will forward all communications relating to ABM's interests, other than business solicitations, advertisements, job inquiries or similar communications, directly to the appropriate directors.

        In addition, we maintain a Compliance Hotline that is available 24 hours a day, seven days a week, to receive calls, e-mails, and letters to report a concern or complaint, anonymous or otherwise. The Compliance Hotline can be reached at 1-877-253-7804 or online at abmhotline.ethicspoint.com.

OUR BOARD OF DIRECTORS

General

        Our Certificate of Incorporation provides that the Board of Directors shall be divided into three classes serving staggered three-year terms, each class to be as nearly equal in number as the other two. The terms of Messrs. Bane and Fernandes and Ms. Herringer expire at the 2011 annual meeting.

Nominees

        Our Board has proposed the following nominees for election as directors with three-year terms expiring at the annual meeting in 2014: Dan T. Bane, Anthony G. Fernandes and Maryellen C. Herringer. Mr. Bane was elected by the Board to serve for his present term on September 26, 2008. Mr. Fernandes and Ms. Herringer were elected to serve for their present terms at the 2008 annual meeting of shareholders. The six remaining directors will continue in office until the expiration of their terms at the 2012 or 2013 annual meeting. The Board expects each nominee for election as a director to serve if elected. If a nominee is unable or unwilling to serve, proxies will be voted in favor of the other nominees and may be voted for a substitute nominee. Each nominee elected as a director will continue in office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or retirement.

        Each nominee was recommended by the Governance Committee, has been nominated by the Board of Directors for election and has consented to serve. In recommending Messrs. Bane and Fernandes and Ms. Herringer for election as directors, the Governance Committee considered these directors' service to our Board, their independence, skills, contributions to the Board, current and previous occupations and current and former directorships with other public companies.

        Our Board is composed of individuals who have experience as current or former chief executive officers, current or former senior executives with significant operational, finance or audit responsibilities and individuals who have extensive experience in legal matters, investment management and finance, mergers and acquisitions, government and public policy as well as service on the boards of other public companies. As such, they have strong leadership skills and working knowledge of matters facing companies such as ours. The Board of Directors' Skills Matrix sets out selection criteria used by our Board in connection with nominations to our Board and generally reflects the current skills and experience of our Board.

Board of Directors' Skills Matrix

Skills and Experience	Dan T. Bane	Linda Chavez	J. Philip Ferguson	Anthony G. Fernandes	Luke S. Helms	Maryellen C. Herringer	Henry L. Kotkins, Jr.	Henrik C. Slipsager	William W. Steele
Operations Experience	✓		✓	✓	✓		✓	✓	✓
Compensation Expertise	✓	✓	✓	✓		✓	✓	✓	✓
Industry Experience								✓	✓
Board Experience	✓	✓		✓	✓	✓	✓	✓	✓
Financial Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓
Mergers and Acquisitions Experience	✓		✓	✓	✓	✓		✓	✓
Sales and Marketing	✓		✓		✓		✓	✓	✓
Government/Government relations	✓	✓				✓	✓
Global	✓			✓	✓	✓	✓	✓
Diversity	✓	✓		✓	✓	✓		✓	✓

PROPOSAL 1—ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS VOTES "FOR" THE ELECTION OF ALL OF THE NOMINEES AS DIRECTORS

        The three persons who receive a plurality of the votes cast will be elected as directors. This means that the three director nominees with the most votes are elected. Only votes "For" affect the outcome. Withheld votes do not affect the voting calculation.

Nominees for Election as Directors with Terms Expiring in 2014

Dan T. Bane	Director Since 2008	Age 63

Chairman and Chief Executive Officer, Trader Joe's Company

Mr. Bane is chairman and chief executive officer of Trader Joe's Company, a position held since 2001. Previously, he served as president of Trader Joe's West from 1998 to 2001, and as senior vice president, finance and administration, for Certified Grocers of California from 1993 to 1998, and was an audit manager of KPMG Peat Marwick from 1969 to 1978. He was a director of The Ryland Group from 2003 to 2008, where he served on its audit committee. Currently he serves on the boards of the Southern California Sports Council and the Retail Management Institute at Santa Clara University. Mr. Bane is a certified public accountant.
Anthony G. Fernandes	Director Since 2007	Age 65

Former Chairman, Chief Executive Officer and President of Philip Services Corporation

Mr. Fernandes served as chairman, chief executive officer and president of Philip Services Corporation from August 1999 to April 2002. Prior to joining Philip Services Corporation, Mr. Fernandes had a 30-year career with the Atlantic Richfield Company (ARCO), serving as executive vice president and director of ARCO from 1994 to 1999; president of ARCO Coal, a subsidiary of ARCO, from 1990 to 1994 and corporate controller of ARCO from 1987 to 1990. He was a member of the ARCO board of directors and chairman of ARCO Chemical Company, a NYSE company 80% owned by ARCO. He also currently serves as a director of Baker Hughes Incorporated, Cytec Industries, and Black and Veatch Corporation.

Maryellen C. Herringer	Director Since 1993	Age 67

Non-Executive Chairman of the Board, ABM Industries Incorporated

Ms. Herringer is an attorney-at-law. From 1991 to 1997, she held various executive positions with APL Limited, an international provider of transportation and logistics, serving most recently as executive vice president and general counsel. Prior to joining APL Limited, Ms. Herringer was a partner in the international law firm of Morrison & Foerster from 1989 to 1991, and senior vice president and general counsel of Transamerica Corporation (insurance and financial services) from 1981 to 1989. Ms. Herringer also serves as a director of PG&E Corporation and Pacific Gas and Electric Company, a subsidiary of PG&E Corporation, and is chair of such companies' nominating and governance committees and serves on their audit committees. Ms. Herringer was a director of Wachovia Corporation from October 2006 and a member of that company's risk committee until it merged with Wells Fargo & Company in December 2008. She also served as a director of Golden West Financial Corporation and World Savings Bank from 1996 until they were acquired by Wachovia Corporation in October 2006 and was chair of those companies' nominating and governance committees and a member of their audit committees. Ms. Herringer currently is a member of the Board of Trustees of Mills College, Vassar College and the San Francisco Museum of Modern Art and has served on the boards of numerous educational institutions and not-for-profit organizations. She is also a former chair of the Business Law Section of the State Bar of California.

Directors with Terms Expiring in 2012

Linda Chavez	Director Since 1997	Age 63

Chairman of the Board, Center for Equal Opportunity

Ms. Chavez is the founder of the Center for Equal Opportunity and currently serves as chairman, a position she has held since January 2006. Prior to her appointment as chairman, Ms. Chavez served as president of the Center for Equal Opportunity from January 1995 through December 2005. Ms. Chavez was a director of Pilgrim's Pride Corporation from 2004 to 2008 where she served on the audit committee. Previously, she was a director of Greyhound Lines, Inc. from 1995 to 1999, when it was acquired by another company. Ms. Chavez has held numerous appointed positions, including chief executive officer of the National Commission on Migrant Education from 1988 to 1992, chief executive officer of the U.S. Commission on Civil Rights from 1983 to 1985, and White House Director of Public Liaison in 1985. In 1992, she was elected by the United Nations Commission on Human Rights to serve a four-year term as U.S. Expert to the U.N. Sub-Commission on the Prevention of Discrimination and Protection of Minorities. She is a 2006 graduate of the UCLA Anderson Graduate School of Management Director Training and Certification Program and served on the advisory board of the Outstanding Directors Exchange in 2008 and 2009. Ms. Chavez serves or has served on numerous nonprofit boards, including the Campaign to Prevent Teen and Unplanned Pregnancies, and she is an author and nationally syndicated columnist and television commentator and writes extensively about public policy issues.

J. Philip Ferguson	Director Since 2009	Age 65

Vice Chairman, University of Texas Investment Management Company

Mr. Ferguson serves on the board of directors of the University of Texas Investment Management Company (UTIMCO), a position he has held since August 2003, and currently serves as vice chairman, a position he has held since January 2008. He chairs the UTIMCO compensation committee and serves on its risk and policy committees. Mr. Ferguson also serves on the advisory committee of the MBA Investment Fund at the McCombs School of Business at the University of Texas-Austin, a position held since March 2005, and is a member of the advisory board of Murphree Venture Partners. Mr. Ferguson held various executive positions with AIM Capital Management, Inc. (now Invesco AIM) from 2000 to 2007, serving most recently as president and chief investment officer. Previously, he held senior positions at several investment management firms, including: managing partner at Beutel, Goodman & Company; senior vice president at Lehman Brothers, Inc.; and vice president of Goldman, Sachs & Company. Mr. Ferguson also serves or has served on various investment and civic boards, including the Houston Ballet, the Memorial Hermann Foundation, Museum of Fine Arts, Houston, and on the Chancellor's Advisory Council, Texas Christian University.
Henrik C. Slipsager	Director Since 2000	Age 56

President and Chief Executive Officer, ABM Industries Incorporated

Mr. Slipsager is president and chief executive officer of the Company, a position held since November 2000. Previously, Mr. Slipsager served as executive vice president of the Company and president of ABM Janitorial Services from November 1999 to October 2000, and as senior vice president of the Company and executive vice president of ABM Janitorial Services from January 1997 to October 1999. From October 1994 to December 1996, he was president of 2M Invest of Denmark, a venture capital firm. Previously, he held executive roles at the ISS Group, a leading facility services company based in Denmark, which he joined in 1982 as corporate controller of ISS International. From 1984 to 1994, Mr. Slipsager served as chief financial officer, chief operating officer and later president and chief executive officer of ISS of America.

Directors with Terms Expiring in 2013

Luke S. Helms	Director Since 1995	Age 67

Managing Director, Sonata Capital Group

Mr. Helms is the managing director of Sonata Capital Group, a privately owned registered investment advisory firm, a position held since June 2000. Previously, Mr. Helms served as vice chairman of KeyBank from April 1998 to March 2000 and held various senior executive positions at Bank of America Corporation, including vice chairman from May 1993 to October 1998. He also served as president of Seafirst Bank from November 1987 to September 1990 and chief executive officer from September 1990 to May 1993. Mr. Helms has also served as a director of Manulife Financial Corporation since 2007.

Henry L. Kotkins, Jr.	Director Since 1995	Age 62

Chairman and Chief Executive Officer, Skyway Luggage

Mr. Kotkins serves as chairman, chief executive officer and a director of Skyway Luggage, a privately held luggage manufacturer and distributor, a position he has held since 1980. In March 2010, after serving for two years as a member of the Economic Advisory Council of the Federal Reserve Bank of San Francisco, he was appointed a director of the Seattle Branch of the Federal Reserve Bank of San Francisco, and serves on an Industry Trade Advisory Committee (ITAC), which advises the U.S. Department of Commerce and the United States Trade Representative. He served as a director of Cutter and Buck, Inc. from 2002 to 2007. Mr. Kotkins is involved in numerous nonprofit organizations, and is a trustee of the National Association of Independent Schools, a member of the advisory board of the Jackson School of International Studies at the University of Washington, a board member and past chair of the Washington Council on International Trade, and chair-elect of the Greater Seattle Chamber of Commerce.
William W. Steele	Director Since 1998	Age 74

Director, TrueBlue, Inc.

Mr. Steele is a former officer and employee of the Company, who retired in October 2000 after 43 years of employment. Mr. Steele's positions with the Company included service as president from November 1991 to October 2000 and chief executive officer from November 1994 to October 2000. Mr. Steele also serves as a director of TrueBlue, Inc., a public company provider of temporary blue-collar staffing, a position he has held since 2001, where he chairs its governance and nominating committee and has served as its lead independent director since October 2008.

CORPORATE GOVERNANCE

Corporate Governance Principles and Committee Charters

        Our Board of Directors has adopted Corporate Governance Principles that reflect our commitment to good corporate governance and the role of governance in building long-term shareholder value. As described below, our Board committee charters are designed to assure that our Board fully discharges its responsibilities, and our Board regularly reviews these charters and Corporate Governance Principles in response to changing regulatory requirements, evolving best practices and the concerns of our shareholders and other constituents. Our Corporate Governance Principles, which include our independence standards, are published on our Web site at http://investor.abm.com. Other information relating to our corporate governance is also available on our Web site at the same address, including our Code of Business Conduct ("Code of Conduct"), and the Charters of our Audit Committee, Compensation Committee, and Governance Committee. These documents are also available in printed hard-copy format upon written request to the Corporate Secretary at the Company's corporate headquarters.

Governance Information

Director Independence

        Our Corporate Governance Principles provide that a majority of our directors will be independent and that our Audit Committee, Compensation Committee and Governance Committee shall consist solely of independent directors. Each year our Governance Committee reviews the independence of each of our directors under the NYSE listing standards and considers any current or previous employment relationship as well as any transactions or relationships between our Company and our directors or any members of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder). The purpose of this review is to determine whether any relationships or transactions exist that preclude a director from being deemed independent under the NYSE listing standards or are otherwise inconsistent with a determination that the director is independent. To facilitate this process, our Governance Committee reviews directors' responses to our annual Directors' and Officers' Questionnaire, which requires disclosure of each director's and his or her immediate family's relationships to our Company, as well as any potential conflicts of interest that may otherwise be brought to the attention of our Governance Committee.

        In this context, our Governance Committee considered the employment of a relative of one of the Company's directors with the Company in an entry-level management position. The relative voluntarily left the Company in January 2010. Our Governance Committee also considered the retirement benefits of Mr. Steele that are described under "Transactions with Related Persons." Our Governance Committee determined that these relationships were not material. Based on its analysis of these relationships and our independence standards, our Governance Committee concluded and recommended to our Board that neither of these relationships impaired the independence of these directors, and our Governance Committee affirmatively determined and recommended to our Board, and the Board confirmed, that all of our directors, other than our Chief Executive Officer ("CEO"), should be designated as independent.

Board Leadership Structure

        The Company currently has separate persons serving as its Chairman of the Board and CEO in recognition of the differences between the two roles. As set forth in the Company's Bylaws, the CEO has general and active management over the business and affairs of the Company, subject to the control of the Board. Our Chairman, on the other hand, is charged with presiding over all meetings of the Board and our shareholders, as well as providing advice and counsel to the CEO, coordinating the preparation of agendas, keeping directors informed of matters impacting the Company, and maintaining contact with the Company's General Counsel. Maryellen Herringer serves as Chairman of the Board, a position she has held since 2006. The Board of Directors believes that by separating the roles of CEO and Chairman, the CEO is better able to focus his or her time and energy on managing the Company's operations. The Board of Directors believes that the separate CEO/Chairman structure is the most appropriate and effective leadership structure for the Company and its shareholders at this time.

The Board's Role in Risk Management

        Our Board of Directors exercises oversight of the Company's strategic, operational and financial matters, as well as compliance and legal risks. In connection with this role, the Board oversees our enterprise risk management process, which is designed to fortify our risk management capability as well as to monitor business risks. The Board, as permitted in the Company's Bylaws and committee charters, exercises its oversight, in part, through the Audit Committee, the Compensation Committee and the Governance Committee. The Audit Committee reviews and discusses guidelines and policies with respect to risk assessment and risk management. The Compensation Committee annually reviews and assesses risks, if any, arising from the Company's compensation policies and practices for its employees and whether any such risks are reasonably likely to have a material adverse effect on the Company. The Governance Committee considers risks in relationship to succession planning. The Board's role in risk oversight has not affected its leadership structure.

Executive Sessions of Directors

        At least four times a year, after regularly scheduled and special Board meetings, independent directors meet in executive session without management present and consider matters important to our Company and corporate governance. Executive sessions are chaired by our Chairman. During fiscal year 2010, our Board met in executive session nine times.

Code of Business Conduct

        The Board of Directors has adopted the Code of Conduct. The Code of Conduct applies to all directors, officers and employees of ABM, including ABM's CEO, Chief Financial Officer ("CFO") and Chief Accounting Officer. The Code of Conduct is available on ABM's Web site under "Governance" at http://investor.abm.com and in printed hard-copy format upon written request to the Corporate Secretary at the Company's corporate headquarters. If any amendments are made to the Code of Conduct or if any waiver, including any implicit waiver, of a provision of the Code of Conduct is granted to ABM's CEO, CFO or Chief Accounting Officer, ABM will disclose such amendment or the nature of such waiver on its Web site.

Committees of the Board of Directors

Audit Committee

        The Audit Committee of the Board of Directors performs the responsibilities set forth in its Charter, which include overseeing the Company's financial reporting process and the internal and independent audits of ABM and the communication process among the Board, management and ABM's independent registered public accounting firm. The responsibilities of the Audit Committee include: (1) assisting the Board with respect to the Company's compliance with legal and regulatory requirements; (2) selecting the independent registered public accounting firm; (3) approving the fees for the independent registered public accounting firm; (4) ensuring the independence of the independent registered public accounting firm; (5) overseeing the work of the independent registered public accounting firm; (6) reviewing ABM's system of internal accounting controls; and (7) reviewing policies with respect to risk assessment and risk management. The members of the Audit Committee are: Mr. Fernandes, Chair, and Messrs. Bane, Ferguson, Helms, and Steele.

        Each member of the Audit Committee has been determined to be independent under the standards for independence for audit committee members established by the NYSE. In addition, the Board of Directors has determined that each member of the Committee is financially literate and that each qualifies as an "audit committee financial expert" under the definition promulgated by the Securities and Exchange Commission ("SEC").

Compensation Committee

        The Compensation Committee performs the responsibilities set forth in its Charter, which include: (1) providing direction to the Company in the area of executive compensation; (2) annually reviewing and approving corporate goals and objectives relevant to the CEO's compensation, and evaluating the CEO's performance in light of those goals and objectives; (3) recommending for approval to the directors who are both independent under applicable NYSE and SEC rules and "outside" directors under Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), the CEO's compensation, including equity grants; (4) reviewing the Company's compensation structure and approving the compensation of all other employees of the Company who are executive officers of the Company; (5) with the assistance of an outside consultant retained directly by the Committee, conducting a review of all executive incentive plans at least once every three years and making recommendations to the Board with respect to incentive compensation plans and equity-based compensation plans for the Company; (6) making awards under and overseeing the administration of the Company's executive benefit and equity-based compensation plans; (7) reviewing the CEO's employment agreement and recommending the terms of the CEO's employment agreement to the independent and outside directors; (8) reviewing and approving the Company's employment agreements with executive officers, other than the CEO; (9) reviewing and recommending to the Board severance and other terms in any change-in-control agreements and policies; (10) reviewing and discussing with management the Company's proposed disclosures in respect of the "Compensation Discussion and Analysis" required under the Securities Exchange Act rules and recommending to the Board that the Compensation Discussion and Analysis reviewed by the Committee be included in the Company's Proxy Statement and Annual Report on Form 10-K; (11) preparing annually the Compensation Committee Report required under Securities Exchange Act rules; and (12) reviewing and assessing risks, if any, arising from the Company's compensation policies and practices.

        The CEO attends meetings of the Compensation Committee and provides recommendations regarding compensation levels for employees, other than himself, whose compensation is subject to review by the Committee. The CEO also provides input and recommendations pertaining to other compensation issues under discussion by the Compensation Committee, other than CEO compensation. The Committee meets in executive session without the CEO when discussing the CEO's compensation and certain other matters, including, from time to time, the compensation of other executives. The members of the Compensation Committee are: Ms. Chavez, Chair, Mr. Bane, Ms. Herringer, and Mr. Kotkins. As described above, each member of the Compensation Committee has been determined to be independent.

Compensation Committee Interlocks and Insider Participation

        None of the members of the Compensation Committee during fiscal year 2010 or as of the date of this Proxy Statement is or has been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company's Compensation Committee or Board of Directors.

Governance Committee

        The Governance Committee performs the responsibilities set forth in its Charter, which include: (1) making recommendations to the Board as to the optimal number of directors on the Board; (2) reviewing and recommending criteria and candidates for selection of new directors and the reelection of incumbent directors; (3) reviewing and recommending management succession plans; (4) making equity grants to nonemployee directors; (5) reviewing and recommending to the Board any changes in cash compensation of nonemployee directors; and (6) other matters of corporate governance. The members of the Governance Committee are: Mr. Helms, Chair, Ms. Chavez, and Messrs. Ferguson and Kotkins. As described above, each member of the Governance Committee has been determined to be independent.

Executive Committee

        The Executive Committee has the authority to exercise all power and authority of the Board in the management of the business and affairs of ABM, except: (1) any functions delegated to other committees of the Board, and (2) any powers that, under Delaware law, may only be exercised by the full Board. The members of the Executive Committee are: Mr. Steele, Chair, Ms. Herringer, and Messrs. Helms and Slipsager.

Meetings and Attendance

        During fiscal year 2010, the Board of Directors met 13 times, the Audit Committee met 12 times, the Compensation Committee met 15 times, the Governance Committee met 6 times, and the Executive Committee did not meet. During this period, each of the Company's directors attended 98% or more of the aggregate number of meetings of the Board and committees on which he or she served.

Identifying and Evaluating Nominees for Directors

        Our Board is responsible for selecting nominees for election as directors. The Board delegates the screening process to the Governance Committee with the expectation that other members of the Board, including the CEO, are asked to take part in the process as appropriate. Candidates recommended by the Governance Committee are subject to approval by the Board. Our Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected because of retirement or otherwise. In the event that any vacancy is anticipated, or otherwise arises, the Governance Committee considers various potential candidates for director.

        Our Governance Committee recommends to the Board the criteria for director candidates, and the Board establishes the criteria. The Governance Committee of the Board is responsible for reviewing with the Board the requisite skills and characteristics of new Board candidates and current Board members in the context of the current composition of the Board.

        In analyzing director nominations and director vacancies, our Governance Committee seeks to recommend candidates for director positions who will create a collective membership on the Board with varied experience and perspectives and who maintain a Board that reflects diversity, including, but not limited to, gender, ethnicity, background, and experience. We do not have a policy that requires specified types of diverse backgrounds. The Governance Committee strives to recommend candidates who demonstrate leadership and significant experience in a specific area or endeavor, understand the role of a public company director, and can provide insights and practical wisdom based on their experience and expertise.

        When analyzing whether directors and nominees have the requisite experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company's business and structure, the Governance Committee and the Board of Directors focus on the areas set forth in the Board of Directors' Skills Matrix. The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director, such as search firms and the relationships of current directors. Candidates may also come to the attention of the Governance Committee through shareholders or other persons. These candidates are evaluated at regular or special meetings of the Governance Committee and may be considered at any point during the year.

        Our Directors are expected to prepare for, attend and participate in Board meetings and meetings of the Committees of the Board on which they serve and to spend the time needed and to meet as frequently as necessary to properly discharge their responsibilities and duties as directors. Each Board member is expected to arrange his or her schedule so that other existing and planned future commitments do not materially interfere with the member's service as a director. Ordinarily, directors who are full-time employees of ABM or who serve as chief executive officers or in equivalent positions at other companies may not serve on the boards of more than two other publicly traded companies. Other directors may not serve on the boards of more than four other publicly traded companies. Service on other boards and other commitments are considered by the Governance Committee and the Board when reviewing Board candidates.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy for the Review, Approval or Ratification of Transactions with Related Persons

        The Board of Directors has adopted a written policy for review of transactions involving more than $120,000 in any fiscal year in which ABM or its subsidiaries are a participant and in which any director, executive officer, holder of more than 5% of the outstanding shares of ABM common stock or any immediate family member of any of these persons has a direct or indirect material interest. Such transactions may include employment or consulting relationships with a related person or contracts under which ABM receives goods or services from (or provides goods and services to) a related person or a company for which the related person is an employee or otherwise affiliated. Directors and executive officers are required to inform ABM of any such transaction promptly after they become aware of it, and ABM also collects information from directors and executive officers about their affiliations and the affiliations of their family members. The policy does not require review of the following transactions:

  •
  the compensation of executive officers and directors approved in accordance with ABM Corporate Governance Principles and the Governance and Compensation Committee charters;

  •
  transactions with entities where the sole interest of the director, executive officer, more than 5% shareholder or immediate family member is as a director of the entity;

  •
  transactions with entities where the sole interest of director, executive officer, more than 5% shareholder or immediate family member arises from direct or indirect ownership, together with any other related persons, of less than 10% equity interest in such entity (other than partnerships);

  •
  transactions with entities where the sole interest of the director, executive officer, more than 5% shareholder or immediate family member arises from such person's position as a limited party in a partnership in which the person and all other related parties have an interest of less than 10%, and the person is not a general partner and does not hold another position in the partnership; and

  •
  transactions in which all security holders receive proportional benefits.

        Generally, transactions that are determined by ABM's General Counsel to be covered by the policy are subject to a determination of materiality by the Board and, if so determined to be material to the related party, must be approved or ratified by the Board. The Board approves or ratifies a transaction if it determines, in its business judgment based on the available information, that the transaction is fair and reasonable to ABM and consistent with the best interests of ABM.

Transactions with Related Persons

        The General Counsel informed the Board, based on a review of potential transactions with related persons, that there were no transactions involving related persons requiring review by the Board in fiscal year 2010 under the terms of the Related Party Transactions Policy.

        Mr. Steele is a current director. He retired as an officer and employee of ABM in October 2000. Pursuant to his previous employment contract, ABM is paying retirement benefits of $8,333 per month to Mr. Steele for a 10-year period ending June 2011. ABM also contributes $901 per month for medical and dental insurance for Mr. Steele and his spouse (until each is age 75) and provides him with $150,000 in life insurance coverage for the remainder of his life. In addition, under the terms of the previous employment contract, ABM pays certain club dues for Mr. Steele, which in 2010 amounted to $5,131.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires ABM's directors, officers and persons who own more than 10% of a registered class of ABM's securities to file reports of beneficial ownership and changes in ownership with the Securities and Exchange Commission. Based solely on a review of the reporting forms and representations of its directors and officers, ABM believes that during fiscal year 2010 all forms required to be filed by its executive officers and directors under Section 16(a) were filed on a timely basis, except that there was one inadvertently late Form 4 filing on February 3, 2010 for each of Messrs. Farwell, Lusk, McClure, Yospe, Wallace and Zaccagnini and Ms. Andre reporting stock withheld by the Company to satisfy tax withholding obligations resulting from the vesting on January 7, 2010 of equity grants previously made to these persons, which grants had been timely reported.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The Compensation Discussion and Analysis ("CD&A") describes our executive compensation practices and decisions of the Compensation Committee of the Board of Directors (the "Committee"). Our CD&A discusses compensation earned during fiscal year 2010 by our CEO, CFO and our other three most highly compensated executive officers, as set forth in the tables below under "Compensation of Executive Officers." Collectively, we refer to these executives as our named executive officers ("NEOs").

Objectives of Our Executive Compensation Program

        Our executive compensation programs are designed to attract, motivate and retain qualified executives while at the same time balancing these goals against our desire to improve profitability and control costs in a service business characterized by narrow margins. ABM's executive compensation programs are designed to meet the following goals, as demonstrated by the characteristics of our pay-for-performance program (all as further described below in this CD&A):

  •
  Support ABM's goal of enhancing long-term shareholder value by providing compensation that reflects the performance of ABM and its executives.

    Approximately 75% of our regular equity grants in fiscal year 2010 are tied directly to Company performance through a combination of performance shares that are earned based on business results over three years and stock options that have value only if our long-term stock price increases over the vesting period.

  •
  Provide compensation opportunities that compare reasonably with those of relevant peer group companies.

    The Committee works with its independent consultant to review the competitiveness of our program within a specified peer group.

  •
  Motivate and reward achievement of business objectives, as well as individual contributions.

    Our cash incentives were based on positive business results during fiscal year 2010 plus individual leadership, whereas executives did not receive payouts on certain prior performance shares because business results over a longer period did not meet target levels.

  •
  Enable ABM to attract and retain executives with the qualifications, skills and experience required to provide high-quality leadership.

    A substantial percentage of each executive's potential compensation is based on performance against annual financial and operating goals, with the percentage varying in relationship to the executive's position and responsibilities.

  •
  Link executive rewards to the creation of shareholder value.

    A significant portion of compensation opportunities is tied to shareholder value through our equity grants.

  •
  Encourage executive stock ownership.

    During fiscal year 2010, we increased our equity ownership guidelines for the CEO, CFO and Executive Vice Presidents.

        ABM provides compensation in the form of salary, annual cash performance incentives, equity awards and benefits. Generally, total compensation opportunity is weighted toward incentive compensation linked to the financial performance of ABM and individual performance that contributes to ABM's strategic initiatives. ABM's incentive-based pay rewards executives for meeting or exceeding corporate and divisional financial and operating objectives overall and against budget, for their individual contributions to these results, and for optimizing the creation of shareholder value.

Executive Compensation Process

        The Committee approves the design of our executive compensation programs, including the determination of performance metrics, benchmark targets, and peer group. The Committee approves the compensation of the NEOs, other than our CEO, and recommends the compensation of our CEO to the members of our Board who are both independent and "outside" directors for purposes of

Section 162(m) of the Internal Revenue Code (the "CEO Committee"). During fiscal year 2010, the CEO Committee was responsible for approving equity grants to and cash compensation for the CEO.

        Within the parameters of the executive compensation programs approved by the Committee, the Committee considers recommendations of the CEO with respect to the level of base salary, the annual cash incentive awards, and long-term equity incentive awards for NEOs other than himself. These recommendations are based upon his review and assessment of the individual's performance, the performance of the individual's respective business or department function, and other considerations, including employee retention considerations. The Committee reviews these recommendations and also considers information about compensation levels and programs that it receives from the Senior Vice President-Human Resources, other members of management from whom it may request information, and such consultants as may be engaged by the Committee or management from time to time. The Committee approves any changes to levels of compensation for the NEOS, other than the CEO, in its sole discretion. Currently, the Committee evaluates the CEO and makes recommendations about the CEO's compensation to the CEO Committee. The CEO is not present during the deliberations about his compensation.

        The Committee assesses all components of pay in connection with its annual review of the executive compensation program, including base salary, annual incentives, equity compensation (including accumulated vested and unvested equity compensation) and the value of benefits (including potential severance benefits) and perquisites. The Committee bases its assessment in part on tally sheets prepared by management for each NEO. A review of tally sheets gives the Committee detail with respect to the totality of each executive's compensation, as well as the components that comprise the overall compensation package, and how compensation earned by each executive compares to the compensation earned by others. The tally sheets also help the Committee understand the effect that changing any element of pay will have on total compensation. Additionally, tally sheets reveal how well each pay element is aligned with Company philosophy and objectives.

Role of Independent Consultants

        The Committee has exclusive authority under its charter to retain and approve fees and other terms of engagement for consultants to assist it in the evaluation of the compensation for our executive officers. The Committee has retained Exequity LLP ("Exequity") since 2008 as its independent executive compensation consultant to provide advice and ongoing recommendations concerning executive compensation programs to the Committee. Exequity reports directly to the Committee. Under direction of the Committee, Exequity may work with management as needed to support its work for the Committee, such as gathering information and reviewing our compensation programs and levels. The Committee's consultant is expected to achieve the following objectives:

  •
  Attend meetings of the Committee, as requested;

  •
  Communicate with the chair of the Committee, as requested;

  •
  Provide advice and assistance with respect to the design of our executive compensation programs;

  •
  Supply data and other information necessary to support decisions regarding executive compensation levels;

  •
  Provide general insight into executive compensation practices across markets that are relevant to the Company; and

  •
  Provide support with respect to technical matters that impact executive compensation and benefits.

        Management may retain consultants on behalf of the Company, from time to time, to provide benchmarking data, program design review and other services related to the implementation of executive compensation programs.

Use of Market Data and Benchmarking

        Each year the Committee considers the compensation levels, programs and practices of certain other companies in connection with its assessment of our compensation programs and levels. ABM, through its subsidiaries, is a leading provider in the United States of facility services. Given its size and national footprint, few public companies are directly comparable to ABM. Accordingly, the Committee, working with its compensation consultant, regularly reviews the various criteria by which it benchmarks ABM's pay practices. In fiscal year 2010, the Committee reviewed benchmark criteria and determined to maintain the peer group composition used in fiscal year 2009, deleting only those companies that had a change in corporate status, making it difficult to gather compensation information. The peer group companies were originally selected with reference to the following criteria:

  •
  companies, like ABM, that provide business-to-business services, such as outsourcing, logistics management, food service, staffing, freight service, cleaning and pest control;

  •
  companies in other industries (e.g., restaurant, hotel management) that have a high ratio of employees to revenue or market capitalization; and

  •
  companies that generate between $2.5 billion and $5 billion in annual revenue.

        The following 25 companies (the "Peer Group") were selected by the Committee as ABM's primary peer group in reviewing pay and making compensation decisions for fiscal year 2010:

Arkansas Best Corp.	Fiserv Inc.	Rent-A-Center Inc.
Brinker International Inc.	G&K Services	Republic Services Inc.
Brinks Co.	Hub Group Inc.	Robert Half Intl.
C. H. Robinson Worldwide	Hunt (JB) Transport Services	Rollins Inc.
Cintas Corp.	Iron Mountain	Spherion Corp.
Convergys Corp.	Johnson Controls	Standard Parking
Con-Way Inc.	Kelly Services	URS Corp.
Corrections Corp. America	Manpower Inc.	Werner Enterprises
Emcor Group Inc.

        The Committee's decisions relating to NEO pay are informed by its review of the compensation practices reported in the proxy statements filed by the companies in the Peer Group, as compiled for the Committee by its compensation consultant. This information forms the basis for the analysis the Committee uses to assess the competitiveness of NEO pay. The proxy analysis reviewed by the Committee in fiscal year 2010 compared base salaries, short-term incentives, long-term incentives and total compensation.

        The Committee believes that the proxy data reviewed provide a reasonable indicator of total compensation paid by companies that recruit executives with skill sets similar to those that we seek in our executives. Compensation for our executives is generally managed within the ranges of compensation paid by companies in the Peer Group and the general industry community. While the Committee normally references the benchmark group median (50th percentile) for each compensation element, the Committee uses its subjective judgment to determine pay levels necessary to attract and retain executive talent. In exercising its judgment, the Committee looks beyond the competitive data and places significant weight on individual job performance (based on specific financial and operating objectives for each executive, as well as leadership skills), experience, compensation history, future potential, internal comparisons, affordability, retention risk, and, in the case of new hires, compensation at former employers, as well as, in the case of executives other than the CEO, the CEO's recommendations. The Committee's independent consultant reported that compensation expenditure in fiscal year 2010 was within the range of benchmark norms.

        The following chart shows our compensation positioning for our NEOs in fiscal year 2010 in relation to 50th percentile Peer Group practices:

Position compared to 50th Percentile	Base Salary	Total Cash Compensation	Long-Term Incentives(2)	Total Direct Compensation(3)
ABM Named Executive Officers—at Target(1)	+12.1%	+10.4%	-5.4%	+1.9%

(1)
"At Target" reflects compensation levels assuming annual cash bonuses are paid at levels that reflect 100% goal attainment.

(2)
"Long-Term Incentives" includes equity grants made in fiscal year 2010 other than the special grants of restricted stock units and stock options made on March 31, 2010 (which are excluded because they have a five-year cliff vesting date and so were not considered part of regular annual compensation). If these special awards were included, the amount shown for Long-Term Incentives would have been +10.0%.

(3)
"Total Direct Compensation" includes total cash compensation and the value of long-term incentive compensation granted during fiscal year 2010, other than the special grants of restricted stock units and stock options made on March 31, 2010. A Black-Scholes valuation is used with respect to stock options. If these special awards were included, the amount shown would have been +10.4%.

Elements of Compensation

        The principal elements of our executive compensation program are:

  •
  base salary;

  •
  annual cash performance incentives;

  •
  long-term equity incentives; and

  •
  benefits.

        The Committee believes that each of these elements supports one or more of our compensation objectives but also considers each element to be part of a total compensation package, and, therefore, the Committee considers the impact of each element on an NEO's total compensation when making decisions regarding compensation. The use of each compensation element is based on a subjective determination by the Committee of the importance of each compensation element in supporting ABM's business and talent strategies, as well as the prevalence, weight and value of these elements for executives at other companies. The Committee believes that the overall mix among base salary, cash and noncash incentives effectively balances short- and long-term performance objectives.

Base Salary

        The Committee annually reviews and approves (or recommends to the CEO Committee) base salaries for executives in the first quarter of each fiscal year and, as needed in connection with recruitment, promotions or other changes in responsibilities. Base salary amounts affect potential annual cash performance incentive payments and equity awards described in the following sections because these other elements are generally based on a percentage of base salary. Accordingly, when making base salary decisions, the Committee also considers the impact of salary changes on these other elements of compensation.

        The Committee annually establishes the base salary for the NEOs, other than the CEO, and reviews and recommends the base salary of the CEO to the CEO Committee. In general, base salaries are set at a level that the Committee believes will effectively reward, attract and retain necessary talent, considering the factors described previously. In establishing compensation levels for each NEO, or in the case of the CEO, making a recommendation as to base salary for the CEO to the CEO Committee, the Committee considers the internal relationship of positions based on scope and level of responsibility, impact on the Company or on the business unit, the background and skills required to perform the position responsibilities, and the NEO's experience and individual performance. This consideration also includes the relationship of each NEO's compensation to the CEO's compensation.

        In fiscal year 2009, our NEOs' salaries were frozen due to the then-current economic conditions. The Committee reassessed base salary levels in the first fiscal quarter of 2010. The Committee also eliminated most perquisites, including club dues and automobile-related allowances, effective January 1, 2010. The elimination of these perquisites was taken into consideration in connection with salary increases, as were other matters relating to performance. After taking into consideration these factors, the Committee recommended to the CEO Committee that Mr. Slipsager receive an increase of 6.27%, effective January 1, 2010. The CEO Committee approved this increase. The Committee increased Mr. Lusk's salary by 8.45%, Mr. McClure's salary by 5.73%, Mr. Zaccagnini's salary by 8.45%, and Ms. McConnell's salary by 14.41%, in each case, effective January 1, 2010. If the amounts of increase reflecting the elimination of certain perquisites had not been included, salary increases would have been recommended in the range of 3% to 5%, with the exception of Ms. McConnell, whose salary increase was larger because a review of Peer Group practices showed her base salary was below the 50th percentile of the Peer Group.

Annual Cash Performance Incentive Payments

        The target bonuses, maximum bonuses, performance factors and weightings, and the actual fiscal year 2010 bonus awards for the NEOs are set forth in the following table. A description of the principles behind our annual cash performance incentive payments and how fiscal year 2010 bonus awards were achieved follows the table.

Fiscal Year 2010 Bonus Targets, Weighting, and Awards

Named Executive Officer	Base Salary ($)	Target Bonus (as Percentage of Salary) (%)	Target Bonus ($)	Maximum Bonus (180% of Target) ($)	Performance Factors and Weighting	Achievement (%)	Fiscal Year 2010 Bonus as Percentage of Target (%)	Fiscal Year 2010 Bonus ($)
Henrik Slipsager	813,000	100	813,000	1,463,400	CEO Financial Objectives 50%	106	124	1,008,000
					CEO Nonfinancial Objectives 50%	142
James Lusk	471,435	55	259,289	466,721	Department Results, 20%	150	127	330,075
					Individual Performance, 30%	140
					Corporate Results, 50%	110.5
James McClure	581,500	75	436,125	785,025	Business Unit Results, 40%	0	62	270,833
					Individual Performance, 40%	100
					Corporate Results, 20%	110.5
Steven Zaccagnini	471,435	55	259,289	466,721	Business Unit Results, 40%	109.6	118	305,702
					Individual Performance, 40%	130
					Corporate Results, 20%	110.5
Sarah McConnell	389,000	40	155,600	280,080	Department Results, 20%	120	115	179,407
					Individual Performance, 30%	120
					Corporate Results, 50%	110.5

        In fiscal year 2010, the potential range of bonuses for all NEOs was 0% to 180% of target bonus. For the CEO, the target equals 100% of base salary. For the other NEOs, the target ranges from 40%

to 75% of their base salaries. The Committee references the Peer Group median when it establishes an executive's target bonus. In establishing a bonus range of 0% to 180% of the target for the NEOs, the Committee took into consideration the fact that both financial objectives and nonfinancial objectives are used to measure performance in connection with determining annual cash incentive compensation. The Committee believed that, for the portion of bonus that was based on financial objectives, the range of bonus should be from 0% to 200% of target, which reflects the bonus range median in the Peer Group. For the portion of bonus that was based on more subjective elements, the Committee believed that the range of bonus should be from 0% to 150% of target. It was the view of the Committee that a wider range of 0% to 200% was appropriate for measures that could be objectively determined but that there should be a narrower range with respect to measures that were less amenable to exact measurement. However, rather than have a different range for different metrics, the Committee chose a blend for an overall range of 0% to 180% of target.

  •
  CEO Annual Cash Performance Incentive Payment

        The CEO's annual cash performance incentive payment is based on an assessment of the CEO's performance against the CEO's performance objectives. The CEO's performance objectives are annually reviewed and approved in the first quarter of the Company's fiscal year by the Committee, in consultation with the independent directors, following a discussion of the most important objectives for the Company in the coming year. The CEO participates in this process by providing his proposed objectives to, and reviewing his proposed objectives with, the Committee.

        In fiscal year 2010, the Committee established the potential range of bonus for the CEO as 0% to 180% of target. The target equals base salary. This bonus range is consistent with the range of bonus established by the Committee for the other NEOS.

        In fiscal year 2010, the Committee continued its practice of utilizing a combination of financial metrics and Board evaluation of nonfinancial performance objectives in recommending the cash bonus for the CEO, reflecting its belief that year-to-year flexibility is important in connection with the nonfinancial objectives. At the beginning of the year, the Committee agreed upon Company financial goals on which the CEO's bonus would partly depend. The Committee also agreed upon key leadership and strategic objectives for the CEO. At the end of the year, the Committee first reviewed whether the financial objectives had been met. Then the Committee considered the nonfinancial objectives and also generally whether the CEO had shown effective leadership and helped position the Company for future growth.

        Financial Objectives.    Mr. Slipsager's 2010 fiscal year financial performance objectives were twofold: (1) to achieve or exceed budgeted targets for profit for fiscal year 2010, adjusted to reflect acquisitions and divestitures, and (2) to continue to focus on and generate positive cash flow for the Company. Targets established with respect to these financial objectives were:

CEO Financial Objective	Target Level	Actual Results	Approximate Achievement Level
Pre-tax income from continuing operations	$110.8 million	$104.2 million	94%
EBITDA* margin	4.1%	4.2%	102%
Earnings per share from continuing operations	$1.30	$1.21	93%
Operating cash flow	$113.7 million	$149.9 million	132%
Days sales outstanding (DSO)	50 days	47 days	106%

Average/Total			106%

*
EBITDA refers to earnings before interest, taxes, depreciation and amortization.

        Nonfinancial Objectives.    Mr. Slipsager's nonfinancial performance objectives included:

  •
  reporting to the Board on a regular basis with respect to the Company's return on investment ("ROI"),

  •
  incorporating ROI into regular planning and measurement systems,

  •
  working with the Board with respect to the strategic direction of the Company,

  •
  development and implementation of a leadership growth and management succession plan,

  •
  capitalizing on the capabilities of the information technology ("IT") platform created under the recently completed IT transformation project,

  •
  continued emphasis on investor communications and analyst coverage, and

  •
  development of key metrics to be presented regularly to the Board in order to monitor Company performance and direction.

        In assessing the extent to which Mr. Slipsager met, exceeded or did not meet his nonfinancial performance objectives, the Committee reviewed Mr. Slipsager's interactions and communications with the Board, including the extent to which ROI was being incorporated as a tool with respect to planning and measurement systems. The Committee similarly reviewed the development of his leadership team, increased uses of the Company's IT platform to improve and facilitate the strategic use of data within the Company, and the growth in analyst coverage over the prior year. The Committee also focused on the key role that Mr. Slipsager played in leading the Company through a challenging economic environment and on the successful execution of acquisitions during the fiscal year and the timely integration of acquired businesses. In addition, the Committee interviewed each independent Board member and received the Board's feedback as to the performance of the CEO in these and related areas. After considering these factors and the CEO's self-assessment, the Committee concluded that Mr. Slipsager's leadership had positioned the Company to execute its strategy well in 2011 and in the future and assigned a 142% achievement out of a possible 150% with respect to nonfinancial objectives.

        Overall Bonus Determination.    In fiscal year 2010, the Committee believed it was appropriate to weight financial goals and nonfinancial goals equally. Since financial goals were achieved at 106% and nonfinancial goals at 142%, this resulted in an overall achievement of 124%. The Committee recommended to the CEO Committee (and the CEO Committee agreed) that Mr. Slipsager should receive an annual cash incentive payment equal to $1,008,000 (124% of target).

  •
  Other NEOs' Annual Cash Performance Incentive Payments

        The annual cash performance incentive program (the "PIP") for executives and key employees is designed to motivate and reward achievement of annual financial and individual performance objectives and to provide a competitive total compensation opportunity in support of our compensation objectives. The PIP provides short-term incentive award opportunities for executives based on the Company's financial performance, business unit or department performance, as the case may be, and individual performance. All NEOs, other than the CEO, participated in this program during fiscal year 2010. The Committee establishes a target bonus for each executive based on a percentage of base salary. In addition, each executive's target bonus is weighted based on Company objectives, business unit (or department for certain corporate executives) objectives and individual performance objectives to reflect the executive's responsibilities. The Committee approves the Company and business unit objectives, the threshold and range of awards related to these objectives, and the range of awards related to department and individual performance objectives. The CEO approves the department and individual performance objectives for these persons. Generally, the performance criteria associated with the Company and business unit performance are objective, while those associated with department and individual performance objectives are more subjective in nature.

        In the first quarter of fiscal year 2010, the Committee reviewed and approved the target bonus levels for the NEOs, evaluating current duties and responsibilities and comparative compensation information with the Committee's independent compensation consultant. The following criteria were used in determining payments for NEOs under the fiscal year 2010 PIP:

  •
  Corporate Results.  Company performance based on targets for income from continuing operations ("Corporate Results"), subject to discretionary strategic results modifiers such as revenue growth, DSO, operating profit margins, cash flow, cost reduction and other strategic performance targets. The Committee believes that these criteria constitute important business value drivers and align the Company's non-equity incentive compensation with the interests of the Company's shareholders.

  •
  Business Unit or Department Results.  Performance of the operating subsidiaries ("Business Unit Results"), in the case of executives having responsibilities for operating subsidiaries (Messrs. McClure and Zaccagnini), or department performance ("Department Results"), in the case of executives having responsibilities for corporate departments (Mr. Lusk and Ms. McConnell).

  •
  Individual Performance.  Individual performance in providing strategic leadership, employee leadership, and compliance and administration ("Individual Performance").

        Since positions held by the NEOs participating in the PIP differ in terms of areas of focus, scope and impact on the Company, the relative weighting of these criteria varies based on position and responsibilities, and the individual and department performance objectives vary depending on the nature of responsibilities of each executive.

        Following the end of the fiscal year, Corporate Results and Business Unit Results or Department Results are determined and submitted to the Committee. The CEO provides the Committee with his assessment of the achievement of Department Results and Individual Performance. The Committee discusses the CEO's assessments of the other NEOs with the CEO and has discretion to modify his assessments. The Committee may adjust Corporate Results and Business Unit Results or Department Results to take into consideration unusual items such as acquisitions or divestitures. Determining Individual Performance and Department Results involves subjective judgments by the Committee.

        Corporate Results.    Corporate Results for each NEO under the PIP were measured by the Company's fiscal year 2010 income from continuing operations relative to (1) fiscal year 2010 budget and (2) fiscal year 2009 income from continuing operations, each weighted equally. A bonus would not be earned for achievement below a specified performance threshold. In fiscal year 2010, the Company's income from continuing operations was 94.3% of budget and 138% of fiscal year 2009 income from continuing operations, which translated into funding levels of 82.9% and 138%, respectively, resulting in a Corporate Results funding level of 110.5%.

  Business Unit or Department Results.

  •
  Mr. McClure's Business Unit Results were based on the Janitorial segment's fiscal year 2010 income from continuing operations (1) relative to budget and (2) relative to fiscal year 2009 income from continuing operations, with the two factors weighted equally. In fiscal year 2010, Janitorial's fiscal year 2010 net income from continuing operations was 92% of budget and 102.4% of Janitorial's fiscal year 2009 income from continuing operations, which translated into funding levels of 76% and 102.4%, respectively, for an overall funding level of 89.9%. However, exercising its discretion, and after considering the recommendation of the CEO, the Committee approved funding of this portion of Mr. McClure's bonus at 0%. This decision reflected both a consideration of the decrease in revenues in the Janitorial segment and the fact that it was in line with bonus determinations for senior-level employees within the Janitorial segment.

  •
  Mr. Zaccagnini's responsibilities in fiscal year 2010 included the non-Janitorial business units of the Company. Therefore, his Business Unit Results were measured by the sum of the Parking, Engineering and Security fiscal year 2010 income from continuing operations (1) relative to budget and (2) relative to fiscal year 2009 income from continuing operations, with the two factors weighted equally. In fiscal year 2010, these business units' income from continuing operations was 98.1% of the budgeted number and 124.9% of fiscal year 2009 income from continuing operations, which translated into funding levels of 94.3% and 124.9%, respectively, for an overall funding level of 109.6%.

  •
  Mr. Lusk's department performance objectives related to the execution of plans in support of the CFO top 8 initiatives for fiscal year 2010, establishment of a flexible, scalable and efficient core business platform to support business efficiency, establishment of an enterprise-wide project prioritization process, development of an integrated planning process across the business to link strategy, enterprise risk management, major projects and budgets, and ongoing matters relating to SEC and other compliance matters. After taking into consideration Mr. Lusk's self-assessment and the CEO's assessment, the Committee reviewed performance on a qualitative basis ranging from "Outstanding" to "Unsatisfactory," with an overall assessment of "Outstanding" resulting in a multiplier of 150%; an overall assessment of "Meets Requirements" resulting in a multiplier of 100%; and an overall assessment of "Unsatisfactory" resulting in a multiplier of 0%. After considering the CEO's assessment of Mr. Lusk's overall success in achieving his Department Results, the Committee agreed with the CEO that a multiplier of 150% was appropriate.

  •
  Ms. McConnell's department performance objectives included maintaining the strength of the legal department, providing ongoing support to the Board of Directors with emphasis on corporate governance, partnering with the Company's risk management function to identify opportunities for risk reduction, continued litigation management, and support relating to the planning and development of compliance-related tools for the Company. After taking into consideration Ms. McConnell's self-assessment and the CEO's assessment with respect to Ms. McConnell's department performance objectives, the Committee reviewed Ms. McConnell's department objectives and department performance against objectives. The Committee did not assign numerical points to these department objectives but rather assessed performance on a qualitative standard ranging from "Outstanding" to "Unsatisfactory," with an overall assessment of "Outstanding" resulting in a multiplier of 150%; an overall assessment of "Meets Requirements" resulting in a multiplier of 100%; and an overall assessment of "Unsatisfactory" resulting in a multiplier of 0%. After considering the CEO's assessment of Ms. McConnell's overall success in achieving her Department Results, the Committee agreed with the CEO that a multiplier of 120% was appropriate.

        Individual Performance.    For each NEO, points were assigned to particular components customized for each NEO's particular responsibilities. The CEO assesses each NEO's performance and provides the Committee with his judgment of the NEO's achievement of his or her objectives, with a maximum score of 150%. In addition to the assessment by the CEO, each NEO completes a self-assessment, which is reviewed by the Committee. The Committee then finalizes its assessment of each NEO's Individual Performance. The following describes each NEO's Individual Performance objectives and results:

  •
  Mr. McClure's objectives included components relating to general management, sales and marketing, compliance/administration, and individual objectives involving leadership and organizational improvements. The Committee noted positive progress through Mr. McClure's leadership in driving internal restructuring and in effectively integrating acquired businesses. Based on the CEO's assessment of Mr. McClure's performance in these areas and its agreement with this assessment, the Committee approved a multiplier of 100% for Individual Performance.

  •
  Mr. Zaccagnini's objectives included components relating to the areas of general management, customer relations/market development, compliance/administration, and certain specified individual objectives. The Committee particularly noted the strength of Mr. Zaccagnini's contributions relating to acquisitions and leadership. Based on the CEO's assessment of Mr. Zaccagnini and its agreement with this assessment, the Committee approved a multiplier of 130% for Individual Performance.

  •
  Mr. Lusk's objectives included components relating to general management, customer relations/market development, and compliance/administration. The Committee noted Mr. Lusk's outstanding contributions in a number of these areas. Based on the CEO's assessment of Mr. Lusk and its agreement with this assessment, the Committee approved a multiplier of 140% for Individual Performance.

  •
  Ms. McConnell's objectives included components relating to general management, customer relations/market development, and compliance/administration. The Committee particularly noted Ms. McConnell's continued improvement in leadership and her role in directing legal work relating to acquisitions. Based on the CEO's assessment of Ms. McConnell and its agreement with this assessment, the Committee approved a multiplier of 120% for Individual Performance.

Equity Incentives

        Equity incentives create a direct link between executive compensation and shareholder returns by tying a significant portion of total compensation to the performance of the Company's stock. The Committee believes equity incentives encourage executives to remain at the Company. Equity awards may be granted to senior executives annually (or, in the case of newly hired executives, at the time they join ABM) but may also be granted from time to time in connection with promotions or assumption of additional responsibilities, as well as to promote retention, and/or to create focus on specific performance objectives. We grant the following types of equity awards:

  •
  Performance Shares:  Performance shares are earned based on specified performance results combined with service requirements. Typically, our performance shares are based on one-, two- or three-year financial performance measures but do not vest until the third anniversary of the grant date. The threshold, target and maximum performance goals are established with reference to the Company's budgeted growth rate for the relevant periods and other factors determined by the Committee for the applicable performance period. The Committee believes that these awards align employee and shareholder interests by tying value to both business results and future stock price.

  •
  Restricted Stock Units ("RSUs"):  To meet the Company's objective to retain key executive talent, the Company generally grants RSUs, representing full value shares of our common stock, that vest based on continued service with the Company. Typically, 50% of the RSUs vest two years from the grant date and the remaining 50% vest four years from the grant date. However, the Committee may provide a different vesting schedule if it determines, in its subjective judgment, that a different vesting schedule is appropriate. RSUs are intended to promote retention and alignment of executive interests with the interests of shareholders. The Committee believes that RSUs enhance retention value as they vest over time.

  •
  Stock Options:  The Committee believes that stock options focus executives on managing the Company from the long-term perspective of an owner with an equity stake in the business. Stock options provide value to the recipient only if the price of the Company's common stock increases above the option exercise price, which is the fair market value of the stock on the date of grant. Typically our stock options vest over four years. Our stock options are granted for a maximum term of seven years and are subject to earlier termination three months following a termination of employment.

Fiscal Year 2010 Equity Incentives

        When determining the number of equity awards granted to individual NEOs, the Committee looks to various factors, including Peer Group practices. Generally, the Committee considers the 50th percentile of Peer Group practices and takes into account how equity grants to our NEOs compare to equity grants equal in size to the 50th percentile Peer Group awards to executives having comparable roles. In its subjective judgment, the Committee believes that the 50th percentile signifies the "typical" award level in the external market and is the appropriate measure by which to assess equity grants to the NEOs. In addition, although there is not exact formula, the Committee considers each individual's accumulated vested and unvested awards, the current value of the awards, comparison of individual awards between executives and in relation to other compensation elements, and total accounting expense of existing awards (because it considers share-based expense to be part of the Company's internal cost structure). The Committee also looks at the total mix of compensation (salary, cash bonus and long-term equity incentives) both by internal peer comparison and on an individual basis when it approves grants to the NEOs. The Committee uses its subjective judgment to determine grant amounts that are appropriate to retain and motivate executive officers while maintaining acceptable levels of compensation expense.

        Special Equity Grants.    In March 2010, the CEO requested that the Committee consider making special equity grants to Messrs. Lusk, McClure and Zaccagnini and Ms. McConnell, both to recognize contributions made by these executives to the Company and to serve as a retention vehicle. Mr. Slipsager specifically requested that he not be considered for an award. The Committee reviewed various considerations related to the proposed awards (including the factors it normally considers in making equity grants as described above) and decided that these awards would further the Company's goals and objectives. On March 31, 2010, the Committee made special grants of stock options and RSUs to the NEOS (other than the CEO) in the amounts set forth in the table titled "Grants of Plan-Based Awards During Fiscal Year 2010." The stock option and RSUs awards do not vest until the fifth anniversary of the date of grant and do not contain accelerated vesting in the event of an executive's retirement, resignation or other termination prior to the vesting date except for termination in the event of death or disability. The dollar value of these March 2010 equity grants was allocated 50% to RSUs and 50% to stock options. The Committee believed that the long vesting schedule was consistent with Company retention objectives and the mix of RSUs and stock options aligned with the long-term interests of Company shareholders.

        Regular Equity Grants.    In fiscal year 2009, equity awards were reduced by approximately 50% in light of the then-current economic conditions. In fiscal year 2010, the Committee returned to equity grant levels more consistent with years prior to fiscal year 2009. As part of this regular grant cycle of equity awards, the Committee awarded performance shares to the NEOs and other key employees in January 2010, with performance metrics described below. In September 2010, as part of the Company's regular grant cycle, the Committee made equity grants of RSUs and stock options to NEOs and other eligible employees as described below.

        In connection with regular equity grants, the Committee generally approves an equity award of a specific dollar value for each recipient based on a multiple of the recipient's base salary. For Mr. Slipsager, the awards may range from 0% to 200% of base salary. For Messrs. Lusk, McClure and Zaccagnini, the awards may range from 0% to 125% of base salary, and for Ms. McConnell, the awards may range from 0% to 100% of base salary.

        The dollar value of the regular equity awards made in January 2010 and September 2010 was distributed among the following equity vehicles:

Executive	Performance Shares	RSUs	Stock Options
CEO	50%	25%	25%
Other NEOs	50%	25%	25%

        This allocation among RSUs, performance shares and stock options was based on the Committee's subjective determination that 75% of equity grants should be related to Company performance: i.e., in the case of performance shares (50% of equity grants), the shares would be earned if the Company met targets specified in the 2010-2012 Performance Share Plan, and, in the case of stock options (25% of equity grants), the value of the stock option to the recipient of the award would ultimately be based on Company share price exceeding the exercise price of the option on the date of vesting. The Committee believes that this allocation serves to align the interests of the NEOs with shareholder interests. Exercising its subjective judgment, the Committee also believed that 25% of the equity grants should be in RSUs which vest on the basis of continuous service over a four-year period, 25% of the equity grants should be in stock options which vest on the basis of continuous service over a four-year period, and 50% of the equity grants should be in performance shares which are earned only if specified financial targets are achieved. The Committee believed this allocation would strengthen executive retention and promote management continuity.

        In connection with both the March 2010 and September 2010 stock option grants, the number of shares granted was calculated on the basis of the Black-Scholes value. In the case of RSUs and performance shares, the number of shares granted was based on the fair market value of the Company's stock on the date of grant.

2010-2012 Performance Share Program

        The performance shares granted in January 2010 may be earned based on performance for each of our fiscal years 2010-2012 and cumulative performance over this period (the "2010-2012 Performance Share Program"). No earned shares will vest unless the recipient remains employed until January 2013. The 2010-2012 Performance Share Program was designed to motivate and reward long-term strategic management that results in profitable growth and sustained shareholder value creation. The first part of the award is based on "Value Creation," whereby shares may be earned annually based on a measurement which looks at annual budgeted operating cash flow and changes in EBITDA (which is earnings before interest, taxes and depreciation and amortization) from the prior year, multiplied by five. Each of the three years under the 2010-2012 Performance Share Program is weighted 20%, for a total of up to 60%. The second part of the award (with a weighting of 40%) is based on continued growth and determined by the compounded three-year EBITDA growth results, which are measured at the end of the three-year performance period. Both EBITDA and operating cash flow are subject to adjustments relating to acquisitions and divestitures.

        For each fiscal year, "Value Creation" is defined as:

        Current Fiscal Year Operating Cash Flow + 5x Change in EBITDA between Prior Fiscal Year and Current Fiscal Year

        The Value Creation Targets for each fiscal year are:

  •
  Fiscal Year 2010: $195.2 million

  •
  Fiscal Year 2011: $141.1 million

  •
  Fiscal Year 2012: $126.3 million

        For fiscal year 2010, performance shares were earned at approximately 101% of target since Value Creation, as adjusted, was approximately $197.0 million compared to the target of $195.2 million. Targets are not adjusted. Had Value Creation not been adjusted for the effects of acquisitions occurring in fiscal year 2010, performance shares would have been earned at approximately 103% of target. As described above, these earned shares do not vest until January 2013.

2008-2010 Performance Share Program

        In January 2008, performance shares were granted to NEOs and other key employees relating to a three-year performance period (the "2008-2010 Performance Share Program"). The 2008-2010 Performance Share Program was based on (1) three-year average profit margin and (2) three-year average annual revenues. (Both the revenue and profit margin targets and results as described below were adjusted to take into account acquisitions.) In January 2011, the Committee reviewed the Company's performance during the period covered by the 2008-2010 Performance Share Program, comparing the revenues and profit margin targets against actual results during the performance period.

        Under the 2008-2010 Performance Share Program, 100% of the performance shares would be earned if the three-year average profit margin for this period was at least 3.29% and three-year average revenues were at least $4.17 billion. To the extent that financial performance fell short of these goals, fewer performance shares would be earned, and if revenues were less than $3.56 billion or profit margin was less than 2.29%, no shares would be earned. Although the average three-year annual profit margin was approximately 2.83% (above the threshold), because average three-year annual revenues were approximately $3.5 billion (less than the $3.56 billion threshold), no performance shares were earned under the 2008-2010 Performance Share Program.

Stock Ownership Guidelines

        In October 2006, the Committee adopted stock ownership guidelines for certain officers, including NEOs, based on a multiple of base salary. In September 2010, the Committee increased the stock ownership guidelines for the CEO from three times base salary to five times base salary and, for the Executive Vice Presidents, from two times base salary to three times base salary. Current stock ownership guidelines are described below:

Position	Guidelines
CEO	Shares with a fair market value equal to five times base salary
Executive Vice Presidents	Shares with a fair market value equal to three times base salary
Senior Vice Presidents and certain subsidiary senior officers	Shares with a fair market value equal to base salary

        Executives are expected to achieve their targets within five years of becoming subject to the ownership guidelines. The Committee periodically assesses the guidelines and the officers' ownership relative to these guidelines. Progress toward targeted ownership levels may be taken into consideration in future grants to executives. Executives who are not at their targeted stock ownership level must hold for a minimum of one year 50% of the net shares realized from previous equity-based grants (i.e., unrestricted shares net of any shares sold to pay taxes withheld and, for options, the exercise price).

Benefits and Perquisites

        The NEOs are eligible for customary employee benefits, which include, but are not limited to, participation in ABM's 401(k) Plan, as well as group life, health and accidental death and disability insurance programs. Due to financial conditions in fiscal year 2010, the Company 401(k) plan match was suspended for employees whose annual compensation was $120,000 or more.

        NEOs, other than Mr. Lusk and Ms. McConnell, qualify for benefits under the Supplemental Executive Retirement Plan ("SERP"), an unfunded retirement plan that was closed to new participants prior to the employment of Mr. Lusk and Ms. McConnell. Mr. Slipsager and Mr. McClure also participate in the Service Award Benefit Plan ("SAB"), which provides participants upon termination of employment with a minimum of seven days of pay for each year of employment between November

1989 and January 2002. The SAB was closed to new participants prior to the employment of Messrs. Lusk and Zaccagnini and Ms. McConnell.

        The NEOs are eligible to participate in ABM's Employee Deferred Compensation Plan, which is an unfunded deferred compensation plan available to highly compensated employees. The Employee Deferred Compensation Plan benefits are shown in the "Non-qualified Deferred Compensation in Fiscal Year 2010" table, followed by a description of the plan. The Committee regularly reviews the benefits provided under this and other plans, and as a result of such a review, in January 2011, the Company entered into a trust agreement which will fund amounts due under the Employee Deferred Compensation Plan in the event of a change-in-control of ABM.

        In January 2010, following a review of Company policy relating to perquisites, the Committee determined to eliminate automobile allowances, parking allowances and club dues. Base salaries in fiscal year 2010 were adjusted, in part, in light of this decision.

Change-in-Control and Other Severance Arrangements

        In order to assure continuity of ABM's senior management in the event of a potential change-in-control, ABM has agreed to provide the NEOs with "double-trigger" severance compensation should their employment with ABM be terminated following a change-in-control. The payment of severance compensation is predicated upon the occurrence of two triggering events: (1) the occurrence of a change-in-control and (2) either the involuntary termination of employment with ABM (other than for "cause" as defined in the agreement) or the termination of employment with ABM by the executive for "good reason" as defined in the agreement.

        In addition, our NEOs may be eligible for severance benefits outside of a change-in-control. In particular, the CEO has an employment agreement that provides him with severance payments if he is terminated without cause, and the Board of Directors has adopted a severance plan that provides compensation to executives whose employment is terminated without cause. ABM expects the severance plan to provide consistency of treatment for officers who are at similar levels in the organization and to protect ABM by requiring a release and post-employment non-competition restriction as a condition to a severance payment, which we believe helps to retain officers during periods of organizational change and assists in recruiting new executives. The plan was adopted following the Committee's review of similar plans in the Peer Group and general industry.

        The potential benefits to executives under these severance and change-in-control arrangements are described and quantified under "Potential Benefits on Termination."

Compensation Recovery Policy

        In December 2009, the Board of Directors adopted a policy relating to the recoupment of cash and equity compensation. The policy provides that if the Company's financial statements are the subject of a restatement due to misconduct, fraud or malfeasance, then, to the extent permitted by applicable law, the independent members of the Board, or a committee consisting of independent members of the Board designated by the Board, may, in their discretion, recover cash compensation paid to an executive officer of the Company or rescind or make other adjustments to an equity award made to an executive officer of the Company, including recovering cash proceeds relating to the sale or other disposition of an equity award, to the extent that the payment or award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, the Company may seek to recover any amount determined to have been inappropriately received by the individual executive officer. In addition, it is the Board of Directors' policy that if the independent members of the Board, or a committee consisting of independent members of the Board, determine that an employee who has received a cash incentive payment or an equity award has engaged in conduct constituting "Cause" (such as serious misconduct, dishonesty, disloyalty, conviction of a felony or misdemeanor involving moral turpitude, or failure to substantially perform employment-

related duties or responsibilities), the Board or such Committee may take such action it deems necessary to address such conduct, including recovery of cash incentive payments, rescission of equity grants made to the employee in the 36-month period prior to the date on which the Board or such Committee makes such determination and recovery of proceeds relating to the sale or other disposition of an equity award during such 36-month period.

Accounting and Tax Considerations

        The Committee takes into consideration the accounting, tax and related financial implications to ABM and executives when designing compensation and benefit programs. From an accounting perspective, in general, base salary, annual cash incentive bonus payments and the costs related to benefits and perquisites are recognized as compensation expense at the time they are earned or provided, and equity-based compensation expense is recognized over the vesting period of the grant.

        Subject to the exceptions and limits described below, ABM deducts for federal income tax purposes payments of compensation and other benefits to executives. ABM does not deduct non-qualified deferred compensation until the year that the deferred compensation is paid to the executive.

        Section 162(m) of the Internal Revenue Code generally does not allow a tax deduction to public companies for compensation over $1 million paid to the CEO or any of the three other most highly compensated executive officers (other than the chief financial officer) unless the compensation is paid based solely on the attainment of one or more pre-established objective performance goals and certain other requirements are met. It is the Committee's preference to qualify its executives' compensation for deductibility under Section 162(m), to the extent it is consistent with ABM's best interests, but deductibility is not the only factor in its compensation decisions. The Company's Executive Officer Incentive Plan and 2006 Equity Incentive Plan, both of which have been approved by the Company's shareholders, have been designed to permit ABM to make incentive payments and awards of performance shares and stock options that are not subject to the deduction limits of Section 162(m). From time to time, the Committee has awarded, and may in the future award, compensation that is not fully deductible.

        Our change-in-control arrangements do not provide for tax gross-ups in the event that executives become subject to excise taxes under Section 4999 and Section 280G of the Internal Revenue Code as a result of receiving benefits in connection with a change-in-control of ABM.

        Section 409A of the Internal Revenue Code imposes significant additional taxes and interest on underpayments of taxes in the event an executive defers compensation under a plan that does not meet the requirements of Section 409A. ABM has structured its programs and individual arrangements in a manner intended to comply with the requirements of Section 409A.

Compensation Committee Report

        The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in ABM's Annual Report on Form 10-K for the fiscal year ended October 31, 2010 and ABM's 2011 Proxy Statement.

        This report is provided by the following independent and outside directors, who comprise the Compensation Committee:

  Linda Chavez, Chair
  Dan T. Bane
  Maryellen C. Herringer
  Henry L. Kotkins, Jr.

Compensation of Executive Officers

        The following tables and accompanying narrative describe the compensation of the NEOs.

Summary Compensation Table

Name	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(4) ($)	All Other Compensation ($)		Total ($)
Henrik Slipsager,	2010	805,000	0	1,131,722	382,499	1,008,000	87,576	21,535	(5)	3,436,332
President & CEO	2009	765,000	0	573,731	161,157	1,050,000	106,414	47,317		2,703,619
	2008	765,000	0	999,973	586,850	1,040,000	0	56,730		3,448,553
James Lusk	2010	465,313	0	738,990	504,349	330,075	0	15,442	(5)	2,054,169
Executive Vice President & CFO	2009	434,700	0	162,997	45,785	268,986	0	27,318		939,786
	2008	434,700	0	334,733	130,775	267,656	0	44,110		1,211,974
James McClure	2010	576,250	0	1,193,948	893,137	270,833	21,744	11,413	(5)	2,967,325
Executive Vice President,	2009	550,000	0	226,847	63,725	483,638	25,854	33,738		1,383,802
President—Janitorial	2008	550,000	0	453,738	177,266	449,708	113,180	52,352		1,796,244
Steven Zaccagnini	2010	465,313	0	738,990	504,349	305,702	15,141	9,794	(5)	2,039,289
Executive Vice President,	2009	434,700	0	162,997	45,785	271,586	14,323	30,572		959,963
President—Facility Services	2008	434,700	0	334,733	130,775	310,285	19,365	31,953		1,261,811
Sarah McConnell	2010	380,833	0	304,369	199,375	179,407	0	10,477	(5)	1,074,461
Senior Vice President,	2009	340,000	0	64,189	18,036	147,433	0	37,960		607,618
General Counsel & Secretary	2008	318,337	0	75,818	29,296	148,172	0	118,711		690,334

(1)
The value shown is the aggregate grant date value for performance share and restricted stock unit awards computed in accordance with FASB ASC Topic 718, based on target levels of achievement (the probable outcome at grant), in the case of performance shares. The maximum value for performance share awards granted in fiscal year 2010 is as follows: Mr. Slipsager: $1,123,865; Mr. Lusk: $345,503; Mr. McClure: $439,064; Mr. Zaccagnini: $345,503; and Ms. McConnell: $155,075.

(2)
The value shown is the aggregate grant date value for stock option awards computed in accordance with FASB ASC Topic 718. A discussion of assumptions used in calculating these values may be found in Note 12. "Share Based Compensation Plans" in the Notes to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2010.

(3)
Amounts shown in this column represent annual performance-based cash bonuses.

(4)
2010 amounts are attributable to the following:

Mr. Slipsager: change in value of SERP, $87,576; and change in value of SAB, $0.

Mr. McClure: change in value of SERP, $21,744; and change in value of SAB, $0.

Mr. Zaccagnini: change in value of SERP, $15,141.

(5)
Represents ABM contributions to the 401(k) plan prior to the suspension of the Company match in January 2010 in the amounts of $5,118 for Mr. Slipsager, $21 for Mr. McClure, $369 for Mr. Zaccagnini, $1,182 for Mr. Lusk and $4,940 for Ms. McConnell. Amounts shown also include dividends earned with respect to prior performance share awards and restricted stock unit awards that were paid to the NEOs in fiscal year 2010.

        The annual bonuses for the NEOs in fiscal year 2010 were based on performance objectives described under "Compensation Discussion and Analysis."

        Messrs. Slipsager, Lusk, McClure and Zaccagnini and Ms. McConnell have employment agreements. Mr. Slipsager's agreement includes, among other things, certain post-employment prohibitions on competition with the Company, and has a term ending on October 31, 2013. In December 2009, Mr. Slipsager's employment agreement was amended to delete certain provisions requiring mandatory deferrals of cash bonus payments, after the Committee determined such provisions were not necessary. Employment agreements for the other NEOs were entered into in October 2010 on substantially the same terms and conditions as their prior agreements which, absent renewal, would have terminated on October 31, 2010. The new agreements terminate on October 31, 2012. Each employment agreement contains a provision providing for automatic one-year extensions unless, in the case of Mr. Slipsager, the Company provides notice 90 days prior to the expiration of the employment agreement that it does not wish to renew, and in the case of the other NEOs, the Company provides such notice 60 days prior to the expiration of the employment agreement. Payments which may be made to an NEO upon termination without cause are described under "Potential Payments Upon Termination Without Cause on October 31, 2010." The employment agreements contain provisions prohibiting competition with the Company for a period of one year following termination of employment.

        The table below shows payout ranges for the NEOs with respect to non-equity incentive plan awards and equity incentive plan awards, as well as other information.

Grants of Plan-Based Awards During Fiscal Year 2010

								All Other Stock Awards: # of Shares or Stock Units(3)	All Other Option Awards: # of Securities Underlying Options(4)		Grant Date Fair Value of Stock and Option Awards(5) ($)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1) ($)			Estimated Future Payouts Under Equity Incentive Plan Awards(2) (#)					Exercise or Base Price Options/ Awards ($/Share)
Named Executive Officer	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Henrik Slipsager	n/a	n/a	813,000	1,463,400
	1/11/2010				19,202	38,403	57,605				749,243
	9/8/2010							17,798			382,479
	9/8/2010								60,522	21.49	382,499
James Lusk	n/a	129,645	259,289	466,720
	1/11/2010				5,903	11,806	17,709				230,335
	3/31/2010							18,867			399,980
	3/31/2010								61,728	21.20	395,676
	9/8/2010							5,057			108,675
	9/8/2010								17,195	21.49	108,672
James McClure	n/a	130,838	436,125	785,025
	1/11/2010				7,502	15,003	22,505				292,709
	3/31/2010							35,377			749,992
	3/31/2010								115,740	21.20	741,893
	9/8/2010							7,038			151,247
	9/8/2010								23,931	21.49	151,244
Steven Zaccagnini	n/a	77,787	259,289	466,720
	1/11/2010				5,903	11,806	17,709				230,335
	3/31/2010							18,867			399,980
	3/31/2010								61,728	21.20	395,676
	9/8/2010							5,057			108,675
	9/8/2010								17,195	21.49	108,672
Sarah McConnell	n/a	46,680	155,600	280,080
	1/11/2010				2,650	5,299	7,949				103,383
	3/31/2010							7,075			149,990
	3/31/2010								23,148	21.20	148,379
	9/8/2010							2,373			50,996
	9/8/2010								8,069	21.49	50,996

(1)
Represents the annual bonus opportunity for fiscal year 2010. The target award is calculated by multiplying each NEO's base salary by his/her target bonus percentage. The maximum award is 180% of target for all NEOs. Actual payments made for 2010 are reported in the "Summary Compensation Table" in the "Non-Equity Incentive Plan Compensation" column. There is no applicable threshold for Mr. Slipsager. Under the 2010 PIP, applicable performance thresholds are set forth for the other NEOs. However, even with achievement of threshold performance, an NEO may receive no award if personal performance objectives are not met.

(2)
Represents performance shares granted under the 2006 Equity Incentive Plan in fiscal year 2010. Shares are earned based on performance during each of fiscal years 2010, 2011 and 2012, and on cumulative performance with respect to these years, with vesting of earned awards to occur on January 11, 2013 if the NEO is an employee of the Company on the vesting date. As discussed under Fiscal Year 2010 Equity Incentives, based on fiscal year 2010 results, 20% of the performance award was achieved at 100.9% of target. Amounts set forth in the column "Threshold" represent the number of shares that could have been awarded if a minimum performance threshold was achieved. If such minimum threshold had not been attained, no shares would be awarded. When cash dividends are paid on ABM common stock, dividend equivalents are credited on performance shares which have been earned, subject to the same vesting conditions as the underlying performance shares.

(3)
Represents RSUs granted under the 2006 Equity Incentive Plan in fiscal year 2010. With respect to RSUs granted on September 8, 2010, 50% vest on the second anniversary of the grant date and 50% vest on the fourth anniversary of the grant date. With respect to RSUs granted on March 31, 2010, 100% vest on the fifth anniversary of the grant date. When cash dividends are paid on ABM common stock, dividend equivalents are credited which are converted into additional RSUs, subject to the same terms and conditions (including vesting conditions) as the underlying RSUs.

(4)
Represents options to acquire shares of Company common stock granted under the 2006 Equity Incentive Plan in fiscal year 2010. The exercise price of the options is the closing price of ABM stock on the grant date. With respect to options granted on September 8, 2010, options vest equally on each of the first four anniversaries of the grant date. With respect to options granted on March 31, 2010, 100% vest on the fifth anniversary of the grant date. All options expire no more than seven years from the grant date.

(5)
The value shown is the grant date value for stock option awards computed in accordance with FASB ASC Topic 718, which were $6.32 on September 8, 2010 and $6.41 on March 31, 2010. The assumptions used to calculate the September 8, 2010 Black-Scholes value were: (1) expected life from date of grant of 5.6 years; (2) expected stock price volatility of 38.97%; (3) expected dividend yield of 2.55%; and (4) a risk-free interest rate of 1.65%. The assumptions used to calculate the March 31, 2010 Black-Scholes value were: (1) expected life from date of grant of 5.6 years; (2) expected stock price volatility of 38.52%; (3) expected dividend yield of 2.66%; and (4) a risk-free interest rate of 2.62%.

        The following table shows the outstanding equity awards held by the NEOs at October 31, 2010.

Outstanding Equity Awards at 2010 Fiscal Year-End

	Option Awards						Stock Awards
Named Executive Officer	Option Grant Date		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date		Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units that Have Not Vested(9) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(9) ($)
Henrik Slipsager	12/16/97	(1)	0	20,000	14.70		3/13/07	(6)	7,919	178,573
	3/17/98	(1)	0	5,000	18.30		1/8/08	(6)	14,119	318,383
	12/19/00	(2)	14,828	0	15.38	12/19/10	1/12/09	(6)	11,114	250,621
	12/19/00	(2)	25,172	0	15.38	12/19/10	1/12/09	(7)	23,686	534,119
	12/19/00	(1)	0	5,000	15.38		1/11/10	(7)	7,750	174,756	30,722	(8)	692,790
	12/19/00	(3)	20,000	0	15.38	12/19/10	9/8/10	(6)	17,198	401,345
	9/9/02	(3)	100,000	0	16.83	9/9/12
	6/14/05	(3)	100,000	0	18.30	6/14/15
	9/14/05	(2)	100,000	0	20.90	9/14/15
	11/29/05	(2)	45,600	11,400	20.83	11/29/15
	3/13/07	(4)	44,164	14,721	25.74	3/13/14
	1/8/08	(4)	58,685	58,685	19.05	1/8/15
	1/12/09	(4)	8,358	25,077	17.90	1/12/16
	9/8/10	(4)	0	60,522	21.49	9/8/17
James Lusk	3/19/07	(4)	14,534	4,845	26.00	3/19/14	3/19/07	(6)	5,773	130,181
	1/7/08	(4)	12,796	12,796	19.48	1/7/15	1/7/08	(6)	3,081	69,477
	1/12/09	(4)	2,374	7,125	17.90	1/12/16	1/12/09	(6)	3,157	71,190
	3/31/10	(5)	0	61,728	21.20	3/31/17	1/12/09	(7)	6,728	151,716
	9/8/10	(4)	0	17,195	21.49	9/8/17	1/11/10	(7)	2,382	53,724	9,445	(8)	212,980
							3/31/10	(5)	19,099	430,682
							9/8/10	(6)	5,057	114,035
James McClure	3/21/95	(1)	0	4,000	5.63		1/7/08	(6)	4,177	94,191
	12/16/97	(1)	0	15,000	14.70		1/12/09	(6)	4,394	99,085
	3/17/98	(1)	0	5,000	18.30		1/12/09	(7)	9,365	211,181
	12/19/00	(1)	0	5,000	15.38		1/11/10	(7)	3,028	68,273	12,002	(8)	270,654
	9/9/02	(3)	80,000	0	16.83	9/9/12	3/31/10	(5)	35,812	807,561
	6/14/05	(3)	120,000	0	18.30	6/14/15	9/8/10	(6)	7,038	158,707
	9/14/05	(2)	5,640	0	20.90	9/14/15
	10/2/06	(4)	23,646	0	18.71	10/2/13
	1/7/08	(4)	17,345	17,345	19.48	1/7/15
	1/12/09	(4)	3,305	9,916	17.90	1/12/16
	3/31/10	(5)	0	115,740	21.20	3/31/17
	9/8/10	(4)	0	23,931	21.49	9/8/17
Steven Zaccagnini	9/9/02	(3)	40,000	0	16.83	9/9/12	1/7/08	(6)	3,081	69,477
	1/23/03	(2)	27,020	0	15.16	1/23/13	1/12/09	(6)	3,157	71,190
	1/23/03	(2)	32,980	0	15.16	12/23/13	1/12/09	(7)	6,728	151,716
	6/14/05	(3)	100,000	0	18.30	6/14/15	1/11/10	(7)	2,382	53,724	9,445	(8)	212,980
	10/2/06	(4)	21,019	0	18.71	10/2/13	3/31/10	(5)	19,099	430,682
	1/7/08	(4)	12,796	12,796	19.48	1/7/15	9/8/10	(6)	5,057	114,035
	1/12/09	(4)	2,374	7,125	17.90	1/12/16
	3/31/10	(5)	0	61,728	21.20	3/31/17
	9/8/10	(4)	0	17,195	21.49	9/8/17
Sarah McConnell	9/10/07	(4)	8,928	2,976	20.19	9/10/14	9/10/07	(6)	1,540	34,727
	1/7/08	(4)	2,866	2,867	19.48	1/7/15	1/07/08	(6)	690	15,560
	1/12/09	(4)	935	2,807	17.90	1/12/16	1/12/09	(6)	1,243	28,030
	3/31/10	(5)	0	23,148	21.20	3/31/17	1/12/09	(7)	2,650	59,758
	9/8/10	(4)	0	8,069	21.49	9/8/17	1/11/10	(7)	1,069	24,114	4,239	(8)	95,594
							3/31/10	(5)	7,162	161,503
							9/8/10	(6)	2,373	53,511

(1)
Age-vested Options.    The options become exercisable with respect to 50% of the underlying shares on the optionee's 61st birthday, and 50% on the optionee's 64th birthday if still employed. Vested options expire one year after termination of employment. Mr. Slipsager will reach his 61st birthday on January 12, 2016 and his 64th birthday on January 12, 2019. Mr. McClure will reach his 61st birthday on February 14, 2018 and his 64th birthday on February 14, 2021.

(2)
Time-vested Options.    The options become exercisable with respect to 20% of the underlying shares on the anniversary of the grant date for five succeeding years.

(3)
Price-vested Options.    The options provide that if ABM common stock closes at a designated price for ten days during a period of 30 consecutive trading days within the first four years after grant, the options will become exercisable following the tenth day. Options not vesting during the first four years following the grant date become exercisable on the eighth anniversary of the grant date provided the optionee is employed by the Company.

(4)
2006 Equity Incentive Plan.    The options become exercisable with respect to 25% of the underlying shares on each anniversary date of the grant for four succeeding years.

(5)
Special Equity Awards.    On March 31, 2010, Messrs. Slipsager, McClure, Zaccagnini and Lusk and Ms. McConnell were granted options and restricted stock units ("RSUs") which vest 100% on the fifth anniversary of the grant date.

(6)
RSUs.    Fifty percent of the RSUs vest on the second anniversary of the grant date and the remainder vest on the fourth anniversary of the grant date. When cash dividends are paid on ABM common stock, dividend equivalents are credited which are converted into additional RSUs, subject to the same terms and conditions (including vesting) as the underlying RSUs. The number of RSUs shown includes the dividend equivalents through October 31, 2010.

(7)
Performance Shares (Earned).    Amounts shown include performance share awards under the 2009 Performance Share Program and the 2010-2012 Performance Share Program that have been "earned" but remain unpaid until the vesting date, which is the third anniversary of the date of the award. These amounts were 31,436 for Mr. Slipsager, 9,110 for Mr. Lusk, 12,393 for Mr. McClure, 9,110 for Mr. Zaccagnini and 3,719 for Ms. McConnell. Performance shares granted under the 2009 Performance Share Program vest on January 12, 2012 and performance shares granted under the 2010-2012 Performance Share Program vest, to the extent earned, on January 11, 2013.

(8)
Performance Shares (Unearned).    On January 11, 2010, performance shares were granted under the 2010-2012 Performance Share Program as described under the CD&A. Performance shares will vest, to the extent earned, on January 11, 2013.

(9)
Amounts shown are based on $22.55 per share, the closing price of ABM common stock on October 29, 2010, the last day of trading prior to the end of fiscal year 2010.

        The following table shows the amounts realized upon exercise of stock options and vesting in fiscal year 2010 of stock awards previously awarded.

Option Exercises and Stock Vested in Fiscal Year 2010

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting		Value Realized on Vesting ($)
Henrik Slipsager	60,000	356,668	25,506	(2)	540,646
James Lusk	0	0	10,749		227,759
James McClure	48,494	283,421	7,482		160,127
Steven Zaccagnini	0	0	6,031		129,183
Sarah McConnell	0	0	5,210	(3)	110,345

(1)
Amount consists of difference between the closing price of ABM common stock on the date of exercise and the exercise price of the option multiplied by the number of shares acquired on exercise.

(2)
Amount includes 13,852 RSUs deferred under ABM's Employee Deferred Compensation Plan. Distribution of shares deferred until January 8, 2015.

(3)
Amount includes 677 RSUs deferred under ABM's Employee Deferred Compensation Plan. Distribution of shares deferred until September 1, 2024.

Pension and Deferred Compensation Benefits

        The following tables and accompanying narrative describe benefits to the NEOs under the SAB, SERP and the Employee Deferred Compensation Plan.

Pension Benefits at 2010 Fiscal Year-End

Named Executive Officer	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)(3)	Payment During Last Fiscal Year ($)
Henrik Slipsager	SAB(1)	5	34,327	0
	SERP(2)	10	505,846	0
James Lusk	n/a
James McClure	SAB(1)	12	82,115	0
	SERP(2)	10	115,694	0
Steven Zaccagnini	SERP(2)	9	53,381	0
Sarah McConnell	n/a

(1)
SAB, an unfunded service award benefit plan, is a "severance pay plan" as defined in the Employee Retirement Income Security Act ("ERISA") and covers certain qualified employees. The plan provides participants, upon termination, with a minimum of seven days of pay for each year of employment between November 1989 and January 2002, payable in a lump sum. The amount of the payment is based on the final average W-2 compensation, up to a maximum of $175,000, received by the participant during his or her last three full years of full-time employment with ABM. The amount of payment under the plan, together with any other severance paid to the employee, cannot exceed two times the compensation received by the employee in the twelve-month period preceding termination of employment. If the employee is terminated for cause, the employee forfeits any benefits payable under the plan. At the end of fiscal year 2010, 88 active employees were eligible to receive benefits under the plan.

(2)
Individuals noted participate in the SERP, an unfunded retirement plan. Vesting in the SERP occurs after ten years of eligible service. The retirement arrangements provide for monthly benefits for ten years commencing on the respective retirement dates of those executives or age 65, whichever is later. The benefits are vested pro rata during a ten-year vesting period, which began with the participant being named an officer of ABM or a subsidiary. Messrs. Slipsager and McClure are fully vested in the SERP. Effective December 31, 2002, this plan was amended to preclude new participants. When fully vested, the current SERP benefits provide the following for participating NEOs:

SERP Participant	Aggregate Payments
Henrik Slipsager	$1,000,000
James McClure	$250,000
Steven Zaccagnini	$150,000

  These benefits will be paid out 1/120 per month after the later to occur of (1) the executive's 65th birthday or (2) the executive's retirement.

(3)
The material assumptions used to calculate the net present value are included in Note 10, "Employee Benefit and Incentive Plans" in the Notes to Consolidated Financial Statements included in ABM's Annual Report on Form 10-K for the year ended October 31, 2010, except for the assumed retirement age under the SAB plan which is age 62, the age at which an individual is eligible for full benefits under the plan.

        The following table shows contributions in fiscal year 2010 by the NEOs to ABM's Employee Deferred Compensation Plan.

Non-qualified Deferred Compensation in Fiscal Year 2010

Named Executive Officer	Executive Contributions in Last Fiscal Year ($)		ABM Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year(5) ($)
Henrik Slipsager	785,322	(1)(2)	—	76,356	(3)(4)	—	1,729,875	(6)
James Lusk	—		—	—		—	—
James McClure	212,339	(1)	—	12,928	(3)	—	536,121
Steven Zaccagnini	3,713	(1)	—	3,426	(3)	—	117,631
Sarah McConnell	119,319	(1)(2)	—	9,692	(3)(4)	—	210,804	(6)

(1)
Cash deferrals under the Employee Deferred Compensation Plan are included in the Summary Compensation Table for each NEO. Amounts deferred during fiscal year 2010 by Mr. Slipsager were $491,380. Amounts deferred by Ms. McConnell were $104,934.

(2)
Includes value of deferred RSUs, granted and vested under the 2006 Equity Incentive Plan, on the date of vesting. The vesting date value for the deferred awards for Mr. Slipsager was $293,942 and for Ms. McConnell was $14,385. Grant date values for the deferred awards were reported in the Summary Compensation Table for the fiscal year in which the RSUs were granted.

(3)
Interest earned on cash deferrals under the Employee Deferred Compensation Plan. The interest rate in fiscal year 2010 averaged 3.25%. Includes interest earned on cash deferrals for Mr. Slipsager in the amount of $29,236 and for Ms. McConnell in the amount of $3,183. These amounts were not required to be included in the Summary Compensation Table because they are not above-market.

(4)
Includes appreciation of value of ABM stock for equity deferrals. For deferrals in 2010, stock appreciation is from the date of vesting to end of fiscal year. For deferrals in prior years, stock appreciation is from the prior fiscal year-end.

(5)
Includes amounts included in the Summary Compensation Table for prior years.

(6)
Includes fiscal year-end value of shares deferred in prior years; excludes dividend equivalents earned on deferred shares.

        ABM's Employee Deferred Compensation Plan is an unfunded deferred compensation plan available to the NEOs and other employees whose annualized base salary exceeds $130,000. As discussed above, a trust agreement was put into place in January 2011 to provide that in the event of a "change-in-control" as defined in the plan, the trust will be funded in an amount necessary to cover liabilities under the plan.

        The Employee Deferred Compensation Plan allows participants to make pre-tax contributions from 1% to 50% of their compensation, including base pay and bonuses. Elections to defer base salary must be made no later than December 31 of the year preceding the year in which deferral begins. Elections to defer performance-based bonuses must be made no later than six months prior to the end of the applicable performance period. Executives may elect to receive distributions from the Employee Deferred Compensation Plan following termination of employment or on specified in-service distribution dates. Distributions may be made in a single lump sum, four annual installments or ten annual installments, based on earlier elections made in accordance with the plan provisions. In addition, if, upon termination, a participant wants to change his or her distribution, the change cannot be effective for at least twelve months and the date of payment must be at least five years after the previously scheduled date of distribution. The Employee Deferred Compensation Plan also permits hardship distributions. Deferred amounts earn interest equal to the prime interest rate on the last day of the calendar quarter up to 6%. If the prime rate exceeds 6%, the interest rate is equal to 6% plus one-half of the excess prime rate over 6%, subject to an interest rate cap equal to 120% of the long-term applicable federal rate, compounded quarterly.

        Certain executives may also elect to defer receipt of RSUs. Elections to defer receipt of RSUs must be made no later than December 31 of the year preceding the year any RSUs may be granted. The plan allows participants to defer up to 100% of their RSUs, and receive distributions in a lump sum, four annual installments or ten annual installments, based on earlier elections made in accordance with plan provisions.

Potential Benefits on Termination

        The following tables and accompanying narrative contain information with respect to potential payments to NEOs upon certain terminations of employment after a change of control, resignation or retirement, termination without cause and death or disability, assuming the termination occurred on October 31, 2010. No cash payments to the NEOs are triggered by a change-in-control alone.

        The following table estimates potential payments for each NEO if there had been a change-in-control and either the executive had been terminated involuntarily or the executive had terminated employment for "good reason" effective October 31, 2010.

Potential Payments Upon Certain Terminations of Employment
Following a Change-in-Control on October 31, 2010

Named Executive Officer	Unpaid Bonus for 2010(1) ($)	Severance Compensation(2) ($)	Health and ERISA Welfare Benefits(3) ($)	Equity Grants Vesting as a Result of CIC(4) ($)	Non-qualified Deferred Compensation Aggregate Balance ($)	Present Value of Accumulated Pension Benefit(5) ($)	Total(6) ($)
Henrik Slipsager	1,008,000	4,878,000	100,000	3,350,322	1,729,875	540,173	11,606,370
James Lusk	330,075	1,461,449	21,840	1,316,024	0	0	3,129,388
James McClure	270,833	2,035,250	21,840	2,069,703	536,121	197,809	5,131,556
Steven Zaccagnini	305,702	1,461,449	20,886	1,185,843	117,631	53,381	3,144,892
Sarah McConnell	179,407	1,089,200	11,775	505,282	210,804	0	1,996,468

(1)
Amount is actual annual bonus for fiscal year 2010.

(2)
Multiple of the sum of base salary and target bonus for the year in which the change-in-control occurs.

(3)
For Mr. Slipsager, amount is based on terms of his employment agreement which provides that the Company will pay him $10,000 per year for ten years to be used towards the purchase of health insurance. For each of the other NEOs, amount shown is estimated cost for health and welfare benefits for an 18-month period.

(4)
Value is based on $22.55 per share, the closing price of ABM common stock on October 29, 2010, the last day of trading prior to the end of fiscal year 2010.

(5)
Amounts include present value of SERP and/or SAB balances for those NEOs who participate in the SERP and/or SAB.

(6)
Amounts do not include potential accrued but unused vacation and any unpaid base salary for employment through termination date. Amounts shown are subject to reduction, as described below.

        The change-in-control agreements with the NEOs provide that if a change-in-control occurs during the term of the agreement, the executive will receive the stated benefits upon involuntary termination (other than for cause) or resignation for good reason prior to the second anniversary of the change-in-control.

        The stated benefits for the NEO under the change-in-control agreements consist of:

  •
  lump sum payment equal to three times the sum of base salary and target bonus for Mr. Slipsager, and two times the sum of base salary and target bonus for other NEOs;

  •
  continuation of all health benefits or reasonably equivalent benefits for 18 months following the date of termination; and

  •
  lump sum payment of any unpaid incentive compensation that was earned, accrued, allocated or awarded for a performance period that ended prior to the termination date. In addition, any annual bonus or long-term incentive pay earned, accrued, allocated or awarded with respect to service for the performance period in which the termination takes place will also be paid in a lump sum.

        A "change-in-control" of the Company for the NEOs occurs in any of the following scenarios:

  •
  any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (i) is or becomes the beneficial owner of more than 35% of the combined voting power of the stock of the Company or succeeds in having nominees as directors elected in an election contest and (ii) within 18 months after either such event, individuals who were members of the Board of Directors of the Company immediately prior to either such event cease to constitute a majority of the members of the Board of Directors;

  •
  a majority of the Board of Directors ceases to be comprised of incumbent directors;

  •
  a merger or similar business combination;

  •
  a sale of substantially all of the Company's assets; and

  •
  a liquidation of the Company.

        Any payments under the change-in-control agreements will be reduced to the extent that the NEO receives payments under his or her employment agreement with ABM following a termination of employment.

        Equity grants prior to fiscal year 2006 held by the NEOs vest upon a change of control as defined in the applicable plan. Equity grants after fiscal year 2006 fully vest upon a change-in-control, except that stock options vest monthly pro rata (based on number of months of service over the vesting period) if the change-in-control occurs less than one year after the grant.

        Payments and benefits under the change-in-control agreements (as well as under all other agreements or plans covering the NEOs, including any option award, plan or agreement) are subject to reduction in order to avoid the application of the excise tax on "excess parachute payments," but only if the reduction would increase the net after-tax amount received by the named executive officer (the "modified cap") with one exception. The exception is that any reduction may be made to the extent the NEO would be entitled to receive, on a net after-tax basis, at least 90% of the severance payment he or she would otherwise be entitled to under the change-in-control agreement or under any other agreement. The Compensation Committee amended the forms of stock option agreements for future stock option grants to include the modified cap with the 90% severance payment reduction exception. In consideration for the protection afforded by the change-in-control agreements, the NEOs agreed to certain non-competition provisions.

        An NEO who participates in SERP and/or SAB whose employment is terminated or who resigns following a change of control is entitled to receive SERP payments (with payments beginning at age 65), and a lump sum SAB payment. NEOs who have elected to defer compensation receive the aggregate balance in the NEO's deferred compensation account. See "Pension and Deferred Compensation Benefits," above.

        The following table estimates potential payments for each NEO if the NEO had retired or resigned from employment with ABM effective October 31, 2010.

Potential Payments Upon Resignation or Retirement on October 31, 2010

Named Executive Officer	Unpaid Annual Bonus for 2010(1) ($)	Company Portion of Medical Benefit(2) ($)	Equity- Based Grants that Vest upon Retirement or Resignation(3) ($)	Non-qualified Deferred Compensation Aggregate Balance ($)	Present Value of Accumulated Pension Benefit(4) ($)	Total(5) ($)
Henrik Slipsager	1,008,000	100,000	1,014,351	1,729,875	540,173	4,392,399
James Lusk	330,075	0	341,086	0	0	671,161
James McClure	270,833	0	321,770	536,121	197,809	1,326,533
Steven Zaccagnini	305,702	0	238,026	117,631	53,381	714,740
Sarah McConnell	179,407	0	110,081	210,804	0	500,292

(1)
Amount is actual bonus for fiscal year 2010. No bonus is payable in the event of resignation of employment.

(2)
Amount is based upon the terms of Mr. Slipsager's employment agreement which provides that the Company will pay him $10,000 per year for ten years to be used towards the purchase of health insurance.

(3)
Value is based on $22.55 per share, the closing price of ABM common stock on October 29, 2010, the last day of trading prior to the end of the fiscal year 2010. Amounts shown only reflect vesting upon retirement as unvested equity does not vest upon resignation of employment.

(4)
Amounts include present value of SERP and/or SAB balances for those NEOs who participate in the SERP and/or SAB.

(5)
Amounts do not include accrued but unused vacation pay and any unpaid base salary for employment through termination date.

        An NEO who participates in SERP and/or SAB who retires or resigns is entitled to receive SERP payments (with payments beginning at age 65), and a lump sum SAB payment. NEOs who have elected to defer compensation receive the aggregate balance in the NEO's deferred compensation account. See "Pension and Deferred Compensation Benefits" above. Performance shares, RSUs and stock option grants under the 2006 Equity Incentive Plan do not vest upon voluntary termination of employment other than retirement and vest monthly pro rata (based on number of months of service over the vesting period) in the event of retirement. Stock Option grants prior to the 2006 Equity Incentive Plan are cancelled to the extent not vested upon such a termination of employment.

        The following table estimates potential payments for each NEO if the NEO's employment with ABM were to be terminated without cause (outside of a change-in-control) effective October 31, 2010.

Potential Payments Upon Termination Without Cause on October 31, 2010

Named Executive Officer	Unpaid Bonus for 2010(1) ($)	Severance Payment ($)	Company Portion of Medical Benefit(2) ($)	Equity Grants Vesting as a Result of Termination(3) ($)	Non-qualified Deferred Compensation Aggregate Balance ($)	Present Value of Accumulated Pension Benefit(4) ($)	Total(5) ($)
Henrik Slipsager	1,008,000	3,252,000	100,000	0	1,729,875	540,173	6,630,048
James Lusk	330,075	1,096,086	21,840	0	0	0	1,448,001
James McClure	270,833	1,526,438	21,840	0	536,121	197,809	2,553,041
Steven Zaccagnini	305,702	1,096,086	20,886	0	117,631	53,381	1,593,686
Sarah McConnell	179,407	544,600	7,850	0	210,804	0	942,661

(1)
Amount is actual bonus for fiscal year 2010.

(2)
For Mr. Slipsager, amount is based on the terms of his employment agreement which provides that the Company will pay him $10,000 per year for ten years to be used towards the purchase of health insurance. For Messrs. Lusk, McClure and Zaccagnini, amount shown is estimated cost for health and welfare benefits for an 18-month period. For Ms. McConnell, amount shown is estimated cost for health and welfare benefits for a 12-month period.

(3)
None of ABM's equity plans provide for vesting upon termination without cause other than in a change-in-control. (See table "Potential Payments Upon Certain Terminations of Employment Following a Change-in-Control on October 31, 2010").

(4)
Amounts include present value of SERP and/or SAB balances for those NEOs who participate in the SERP and/or SAB.

(5)
Amount does not include accrued but unused vacation pay and any unpaid base salary for employment through termination date.

        An NEO who participates in SERP and/or SAB whose employment is terminated without cause is entitled to receive SERP payments (with payments beginning at age 65), and a lump sum SAB payment. NEOs who have elected to defer compensation receive the aggregate balance in the NEO's deferred compensation account. See "Pension and Deferred Compensation Benefits" above.

        Under his employment agreement, Mr. Slipsager would receive two times the sum of his base salary and target bonus and $10,000 per year for a ten-year period for health insurance if he is terminated without cause prior to the expiration of the term of his employment agreement. The Company has adopted a severance program for other senior executives of ABM. Prior to adopting the program, the Compensation Committee conducted a review of executive severance policies provided by the Peer Group and general industry practices and discussed executive severance practices with the Compensation Committee's independent compensation consultant. An executive's participation in the program is contingent upon the executive's entering into a form of employment agreement, which contains post-employment non-competition as well as non-solicitation provisions. The program adopted by ABM applies to certain senior executives who may be terminated without "cause," as cause is defined in the employment agreement between the executive and ABM, and calls for payments that vary depending upon the position and tenure of the individual. Under provisions of this program, Messrs. Lusk, McClure and Zaccagnini are eligible for payments of 18 months' base salary and target bonus, as well as payment of ABM's portion of medical benefits for employees for the 18-month period, and up to 18 months of outplacement services. Ms. McConnell is eligible for payments of

12 months' base salary and target bonus, as well as payment of ABM's portion of medical benefits for employees for the 12-month period.

        The following table estimates potential payments for each NEO if the NEO had been terminated due to death on October 31, 2010.

Potential Payments Upon Death on October 31, 2010

Named Executive Officer	Unpaid Bonus for 2010(1) ($)	Life Insurance(2) ($)	Company Portion of Medical Benefit(3) ($)	Equity Grants Vesting as a Result of Death(4) ($)	Non-qualified Deferred Compensation Aggregate Balance ($)	Present Value of Accumulated Pension Benefit(5) ($)	Total ($)
Henrik Slipsager	1,008,000	750,000	50,000	1,016,311	1,729,875	540,173	5,094,359
James Lusk	330,075	750,000	0	401,054	0	0	1,481,129
James McClure	270,833	750,000	0	434,214	536,121	197,809	2,188,977
Steven Zaccagnini	305,702	750,000	0	297,994	117,631	53,381	1,524,708
Sarah McConnell	179,407	750,000	0	132,569	210,804	0	1,272,780

(1)
Amount is actual bonus for fiscal year 2010.

(2)
Amount of life insurance is two times annual salary, up to a maximum of $750,000.

(3)
Amount is based on the terms of Mr. Slipsager's employment agreement which provides that the Company will pay him $10,000 per year for ten years to be used towards the purchase of health insurance and that in the event he dies prior to the end of the ten-year term, the Company will pay his spouse $5,000 per year until the earlier of her death or the end of the ten-year term.

(4)
Value is based on $22.55 per share, the closing price of ABM common stock on October 29, 2010, the last day of trading prior to the end of fiscal year 2010. Amount reflects the vesting of equity grants related to death on October 31, 2010, and includes exercisable stock options on that date.

(5)
Amounts include present value of SERP and/or SAB balances for those NEOs who participate in the SERP and/or SAB.

        The estate of a participating NEO is entitled to receive SERP payments (with payments beginning at the date the NEO would have become 65), a lump sum SAB payment and the aggregate balance in the NEO's deferred compensation account payable in a lump sum. See "Pension and Deferred Compensation Benefits" above.

        ABM also provides accidental death and dismemberment insurance for each of the NEOs (with coverage of $750,000 for each of Messrs. Slipsager, McClure, Zaccagnini and Lusk and Ms. McConnell) as well as $150,000 business travel accident insurance coverage.

        Equity grants under the 2006 Equity Incentive Plan vest monthly pro rata (based on number of months of service over the vesting period) in the event of death. Stock option grants prior to the 2006 Equity Incentive Plan do not provide for vesting in the event of death, except under certain plans that provide for vesting of options granted after April 19, 1999, if the optionee is at least age 64 and dies while in the service of ABM.

        The following table estimates potential payments for each NEO if the NEO had been terminated due to disability on October 31, 2010.

Potential Payments Upon Disability on October 31, 2010

Named Executive Officer	Unpaid Bonus for 2010(1) ($)	Company Portion of Medical Benefit(2) ($)	Equity Grants Vesting as a Result of Disability(3) ($)	Non-qualified Deferred Compensation Aggregate Balance ($)	Present Value of Accumulated Pension Benefit(4) ($)	Total ($)
Henrik Slipsager	1,008,000	100,000	1,014,351	1,729,875	540,173	4,392,399
James Lusk	330,075	0	401,054	0	0	731,129
James McClure	270,833	0	434,214	536,121	197,809	1,438,977
Steven Zaccagnini	305,702	0	297,994	117,631	53,381	774,708
Sarah McConnell	179,407	0	132,569	210,804	0	522,780

(1)
Amount is actual bonus for fiscal year 2010.

(2)
Amount is based upon the terms of Mr. Slipsager's employment agreement which provides that the Company will pay him $10,000 per year for ten years to be used towards the purchase of health insurance.

(3)
Value is based on $22.55 per share, the closing price of ABM common stock on October 29, 2010, the last day of trading prior to the end of fiscal year 2010. Amount reflects the vesting of equity grants related to disability on October 31, 2010, and includes exercisable stock options on that date.

(4)
Amounts include present value of SERP and/or SAB balances for those NEOs who participate in the SERP and/or SAB.

        A participating NEO who is disabled is entitled to receive SERP payments (with payments beginning at the date the NEO becomes 65), a lump sum SAB payment and the aggregate balance in the NEO's deferred compensation account. See "Pension and Deferred Compensation Benefits" above.

        ABM also provides accidental death and dismemberment insurance for each of the NEOs (with coverage of $750,000 for each of Messrs. Slipsager, McClure, Zaccagnini and Lusk and Ms. McConnell) as well as $150,000 business travel accident insurance coverage.

        Equity grants under the 2006 Equity Incentive Plan vest monthly pro rata (based on number of months of service over the vesting period) in the event of disability. Stock option grants prior to the 2006 Equity Incentive Plan do not provide for vesting in the event of disability.

Compensation Risk Analysis

        In 2010 the Company undertook an analysis of the design of the Company's executive and broad-based employee incentive plans with respect to enterprise risk factors, with the assistance of its outside compensation consultants. The Compensation Committee and its independent compensation consultant, Exequity LLP, reviewed this analysis. In connection with this review, the Compensation Committee noted the various ways in which risk is managed or mitigated. Practices and policies mitigating risks included the balance of corporate, business unit and department and individual weightings in incentive compensation plans, the mix between long-term and short-term incentives, use of stock ownership guidelines as well as Company policy prohibiting hedging and the Company's recoupment or "clawback" policy. Based on this review, the Compensation Committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2010

        The following table shows fiscal year 2010 compensation for ABM's non-employee directors.

	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Other Compensation(3) ($)	Total ($)
Dan T. Bane	102,000	80,000	882	182,882
Linda Chavez	114,000	80,000	2,070	196,070
J. Philip Ferguson	93,629	91,667	35	185,331
Anthony G. Fernandes	114,000	80,000	0	194,000
Luke S. Helms	113,000	80,000	2,529	195,529
Maryellen Herringer	151,500	80,000	1,342	232,842
Henry L. Kotkins, Jr.	100,500	80,000	2,070	182,570
William W. Steele	96,000	80,000	3,411	179,411

(1)
Amount includes retainers and Board and Committee meeting fees. Amounts shown for Ms. Chavez and Messrs. Fernandes and Helms also include a payment of $6,000 to each for work related to Board self-evaluation process and the evaluation of the performance of the Chief Executive Officer.

(2)
The value of stock awards shown in the "Stock Awards" column is based on grant date fair value computed in accordance FASB ASC Topic 718. The grant date fair value of the equity awards shown in the "Stock Awards" column is based on the closing price of the Company's common stock on the date of grant of the equity award. A director who becomes a Board member following the date of the last-held Annual Meeting of Shareholders receives a grant of RSUs pro-rated to the next annual meeting. As Mr. Ferguson became a director in December 2009, he received a prorated RSU grant of 556 shares which was calculated by dividing $11,667 by $20.96, which was the fair value of ABM common stock on the grant date, December 21, 2009. The grant for 2010 for each director on March 2, 2010 was 4,060 RSUs, which was calculated by dividing $80,000 by $19.70, which was the fair market value of ABM common stock on the grant date, March 2, 2010. As of October 31, 2010, the aggregate number of RSUs held by each current director was: Mr. Bane 8,871; Ms. Chavez 10,475; Mr. Ferguson 4,487; Mr. Fernandes 14,171; Mr. Helms 10,252; Ms. Herringer 12,555; Mr. Kotkins 21,528; and Mr. Steele 15,219.

(3)
Amounts shown represent dividends earned with respect to prior restricted stock unit awards that were paid to non-employee directors in fiscal year 2010.

Director Compensation Elements

        ABM compensates directors through a combination of annual cash retainers, meeting fees and equity grants.

        Effective January 1, 2010, our non-employee director compensation policy was as follows:

Cash compensation

  •
  Annual retainer of $70,000.

  •
  Committee meeting fees in the amount of $2,000 for each Audit Committee meeting and $1,500 for each meeting of the Governance, Compensation and Executive Compensation Committees. Prior to January 1, 2010, directors also received $2,000 per Board meeting attended.

  •
  For the Chairman of the Board, an additional retainer of $70,000 per year.

  •
  For the Chair of the Audit Committee, an additional retainer of $15,000 per year; for the Chair of the Compensation Committee, an additional retainer of $7,500 per year; and for the Chair of each of the Governance and Executive Committees, an additional retainer of $5,000 per year.

Equity compensation

  •
  Annual grant of RSUs ("Director RSUs") on the date of the Annual Meeting of Shareholders, with the number of shares calculated by dividing $80,000 by the closing price of ABM common stock on the date of the grant. The Director RSUs vest in equal annual installments over three years.

  •
  Directors appointed during the year receive a prorated portion of Director RSUs in connection with their appointment.

  •
  Director RSUs are credited with dividend equivalents that are converted to Director RSUs on the same terms and conditions as the underlying Director RSUs.

  •
  As further described below, directors are expected to maintain stock ownership requirements.

        The Governance Committee may recommend to the Board that directors who invest significant time above and beyond the normal requirements of service on the Board, or a committee thereof, receive $2,000 per day for such service. ABM reimburses its non-employee directors for their out-of-pocket expenses incurred in attending Board and committee meetings.

        Directors may participate in Company-sponsored health benefit plans. All of the direct costs associated with a director's participation in such a plan, including all premium costs, are borne by a director who elects to participate in such a plan.

Director Stock Ownership and Retention Guidelines

        The Board of Directors believes that directors more effectively represent ABM's shareholders, whose interests they are charged with protecting, if they are shareholders themselves. To that end, the Board has adopted guidelines that within four years after joining the Board, non-employee directors should hold Company shares valued at three times his or her annual retainer fee. Directors who are not at their targeted stock ownership level must hold 50% of any net shares realized until they reach their target. "Net shares realized" means unrestricted shares acquired by a director under the 2006 Equity Incentive Plan net of any shares sold to pay the exercise price (if any) and an amount equal to the taxes that would have been withheld by ABM were the director an employee. The Governance Committee periodically assesses the guidelines and directors' ownership relative to these guidelines and makes recommendations as appropriate.

Director Deferred Compensation Plan

        Non-employee directors are eligible to participate in the ABM Deferred Compensation Plan For Non-Employee Directors ("Director Deferred Compensation Plan"). Plan participants may elect to defer receipt of all or any portion of their annual cash retainers and meeting fees until they cease to be members of the Board, or to specified withdrawal dates (at least three years after the election), in accordance with the terms of the Directors Deferred Compensation Plan. The amounts held in each director's account are credited with interest quarterly at a rate based on the prime interest rate published in the Wall Street Journal on the last business day coinciding with or next preceding the valuation date. Any prime rate up to 6% will be considered in full and 1/2 of any prime rate over 6% will be considered; except that the interest rate will not exceed 120% of the long-term applicable federal rate as published by the Internal Revenue Service. In addition, this plan permits directors to defer the settlement of Director RSUs to a date later than the vesting date.

 Other Arrangements

        ABM has entered into indemnification agreements with its directors. These agreements, among other things, require ABM to indemnify its directors against certain liabilities that may arise in connection with their services as directors to the fullest extent provided by Delaware law. ABM permits non-employee directors to participate in ABM's health benefit plans. Directors who elect to participate pay the entire direct costs of participation in such plans.

AUDIT-RELATED MATTERS

Audit Committee Report

        The Audit Committee reviews ABM's financial reporting process on behalf of the Board and selects ABM's independent registered public accounting firm. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. The independent registered public accounting firm retained by the Audit Committee is responsible for performing an independent, integrated audit of ABM's consolidated financial statements and the effectiveness of internal control over financial reporting, and for reporting the results of their audit to the Audit Committee. The Audit Committee reviews and monitors these processes.

        The Board adopted a written charter for the Audit Committee, which is reviewed annually and was most recently amended in December 2010. The Charter of the Audit Committee is available on ABM's Web site under "Governance" at http://investor.abm.com/governance.cfm. Within the framework of its Charter, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair presentation of ABM's results in its fiscal year 2010 consolidated financial statements. The Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The management of ABM has affirmed to the Audit Committee that ABM's fiscal year 2010 audited consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee also discussed with ABM's internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits, their evaluation of ABM's internal controls over financial reporting and the overall quality of ABM's financial reporting processes.

        The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the auditors their independence. The Audit Committee has reviewed the services provided by ABM's independent registered public accounting firm and has considered whether the provision of these services is compatible with maintaining the independence of the independent registered public accounting firm. The Committee has concluded that the independent registered public accounting firm is independent from ABM and its management.

        Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in ABM's Annual Report on Form 10-K for the fiscal year ended October 31, 2010.

Audit Committee

Anthony G. Fernandes, Chair
Dan T. Bane
J. Philip Ferguson
Luke S. Helms
William W. Steele

Principal Accounting Firm Fees and Services

        The following table presents fees for professional services rendered by KPMG LLP for the integrated audit of ABM's consolidated financial statements and internal control during the fiscal years ended October 31, 2010 and 2009, and fees for other services rendered by KPMG LLP during those periods.

	2010	2009
Audit fees(1)	$5,145,500	$5,290,000
Audit-related fees(2)	162,415	97,500
Tax fees	0	0
All other fees(3)	80,000	0
Total	5,387,915	5,387,500

(1)
Audit fees consisted of audit work performed for the independent integrated audit of ABM's consolidated financial statements and internal control over financial reporting, and the reviews of the financial statements contained in ABM's quarterly reports on Form 10-Q.

(2)
Audit-related fees consisted principally of audits of employee benefit plans and services in connection with certain filings with the Securities and Exchange Commission.

(3)
All other fees consisted of an analysis of historical insurance data.

Policy on Pre-approval of Independent Registered Public Accounting Firm Services

        The Audit Committee's policy requires that the Audit Committee pre-approve audit and non-audit services performed by the independent registered public accounting firm. The Audit Committee may delegate its pre-approval authority to the Chairman of the Audit Committee or any other member of the Audit Committee. All of the services for which fees were disclosed in the table above were pre-approved under the Audit Committee's pre-approval policy.

PROPOSAL 2—RATIFICATION OF
INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2

        The Audit Committee has selected KPMG LLP, a registered public accounting firm and ABM's independent registered public accounting firm for fiscal year 2010, as ABM's independent registered public accounting firm for the fiscal year ending October 31, 2011.

        The Board is asking shareholders to ratify the selection of KPMG LLP as ABM's independent registered public accounting firm for fiscal year 2011. Although current law, rules and regulations as well as the Charter of the Audit Committee require that ABM's independent registered public accounting firm be selected and supervised by the Audit Committee, the Board considers the selection of the independent registered public accounting firm to be an important matter of shareholder concern and is submitting the selection of KPMG LLP for ratification by shareholders as a matter of good corporate practice. In the event that this selection of the independent registered public accounting firm is not ratified by shareholders, the Audit Committee will review its future selection of an independent registered public accounting firm. Representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

 PROPOSAL 3—ADVISORY VOTE ON
EXECUTIVE COMPENSATION

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3

        The Company asks that you indicate your support for our executive compensation policies and practices as described in the Company's Compensation Discussion and Analysis, accompanying tables and related narrative contained in this Proxy Statement. Your vote is advisory and so will not be binding on the Board. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation. The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal will be required for approval.

        One of the key principles underlying our Compensation Committee's compensation philosophy is pay for performance. We will continue to emphasize compensation arrangements that align the financial interests of our executives with the interests of long-term shareholders. Please refer to the section of this proxy statement entitled "Executive Compensation" for a detailed discussion of our executive compensation practices and philosophy.

        The Board of Directors recommends a vote FOR the following resolution:

        RESOLVED—that the shareholders approve, on an advisory basis, the compensation of the Company's executives named in the Summary Compensation Table, as disclosed in the Company's 2011 Proxy Statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other executive compensation disclosures.

 PROPOSAL 4—FREQUENCY OF
ADVISORY VOTE ON
EXECUTIVE COMPENSATION

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR "EVERY THREE YEARS" ON PROPOSAL 4

        The Dodd-Frank Wall Street Reform and Consumer Protection Act requires us to provide an advisory shareholder vote to determine how often to present the advisory shareholder vote to approve the compensation of our named executive officers (the "say-on-pay vote"). We must solicit your advisory vote on whether to have the say-on-pay vote every 1, 2 or 3 years. Shareholders may vote as to whether the say-on-pay vote should occur every 1, 2 or 3 years, or may abstain from voting on the matter. The frequency (every 1, 2 or 3 years) that receives the highest number of votes will be deemed to be the choice of the shareholders.

        We value the opinion of our shareholders and welcome communication regarding our executive compensation policies and practices. After taking into account various considerations described below, we believe that a triennial vote will provide shareholders with the ability to express their views on our executive compensation policies and practices while providing us with an appropriate amount of time to consult with our shareholders and to consider their input.

        Our executive compensation program is administered by our Compensation Committee, as described in this proxy statement. Compensation decisions are complex and, with respect to our named executive officers, are disclosed in our proxy statement. We believe that establishing a three-year time frame for holding shareholder advisory votes on executive compensation will both enhance shareholder communication and provide the Company time to consider, engage with and respond to shareholders, in terms of expressed concerns or other feedback. In addition, we also believe that a triennial vote more closely aligns with the multi-year performance cycle that the Company uses to reward long-term performance and is consistent with our long-term business strategy.

        Although, as an advisory vote, this proposal is not binding upon the Company or the Board, the Board will carefully consider the shareholder vote on this matter, along with all other expressions of shareholder views it receives on this matter.

        While you have the opportunity to vote for every 1, 2 or 3 years, or abstain from voting on the frequency of say-on-pay votes, the Board recommends that you vote for a frequency of say-on-pay votes of every 3 years.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth information as of October 31, 2010, with respect to the plans under which the Company's common stock is authorized for issuance. The plans include the 2006 Equity Incentive Plan, the 2004 Employee Stock Purchase Plan, the Time-Vested Incentive Stock Option Plan (the "Time-Vested Plan"), the 1996 Price-Vested Performance Stock Option Plan (the "1996 Plan"), the 2002 Price-Vested Performance Stock Option Plan (the "2002 Plan") and the Executive Stock Option Plan (also known as the Age-Vested Career Stock Option Plan) (the "Age-Vested Option Plan"). No shares are available for future grant under the Time-Vested Plan, the 1996 Plan, the 2002 Plan and the Age-Vested Stock Option Plan.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	4,431,544	(1)	$18.30	(2)	2,823,526	(3)
Equity compensation plans not approved by shareholders	0		n/a		0
TOTAL	4,431,544		$18.30		2,823,526

(1)
Includes 734,939 and 381,257 shares that may be issued to settle outstanding restricted stock units and performance shares, respectively.

(2)
The weighted-average exercise price in column (b) does not take into account the awards referenced in note (1) above.

(3)
Includes 1,102,834 shares available for issuance under the Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth the number of shares and percentage of outstanding shares of ABM common stock beneficially owned as of December 31, 2010, by (1) the persons or entities known to ABM to be beneficial owners of more than 5% of the shares of ABM common stock outstanding as of December 31, 2010, (2) each named executive officer, (3) each director and nominee, and (4) all directors and executive officers as a group. Except as noted, each person has sole voting and investment power over the shares shown in the table.

Name and Address(1)	Amount and Nature of Beneficial Ownership	Percent of Class(2)
Bank of America Corporation(3)	7,610,247	14.41%
Bank of America, N.A.
Columbia Management Group, LLC
Banc of America Investment Advisors, Inc.
IQ Investment Advisors LLC
Merrill Lynch, Pierce, Fenner & Smith, Inc.
100 North Tryon Street, Floor 25
Bank of America Corporate Center
Charlotte, NC 28255
Blackrock, Inc.(4)	3,551,594	6.72%
40 East 52nd Street
New York, NY 10022
Franklin Resources, Inc.(5)	4,152,232	7.86%
Charles B. Johnson
Rupert H. Johnson, Jr. One Franklin Parkway San Mateo, CA 94403-1906
Franklin Advisory Services, LLC One Parker Plaza, Ninth Floor Fort Lee, NJ 07024-2938
Kayne Anderson Rudnick Investment Management, LLC(6)	2,761,265	5.23%
1800 Avenue of the Stars, Second Floor
Los Angeles, CA 90067
Lord Michael A. Ashcroft(7)	3,401,258	6.44%
4 Marine Parade
Belize City, Belize
M&G Investment Funds 1(8)	2,647,100	5.01%
Governor's House
Laurence Poutney Hill
London, UK
EC4R 0HH
The Theodore Rosenberg Trust(9)	4,819,075	9.12%
295 89th Street, Suite 200
Daly City, CA 94015
Dan T. Bane	10,578	*

Name and Address(1)	Amount and Nature of Beneficial Ownership		Percent of Class(2)
Linda Chavez	45,556	(10)	*
J. Philip Ferguson	4,702		*
Anthony G. Fernandes	15,013		*
Luke S. Helms	125,290	(11)	*
Maryellen C. Herringer	148,845	(12)	*
Henry L. Kotkins, Jr.	49,675	(13)	*
James S. Lusk	92,551	(14)	*
James P. McClure	353,663	(15)	*
Sarah H. McConnell	37,523	(16)	*
Henrik C. Slipsager	707,996	(17)	1.34%
William W. Steele	171,548	(18)	*
Steven Zaccagnini	284,431	(19)	*
Executive officers and directors as a group (17 persons)	2,274,192	(20)	4.31%

*
Less than 1%.

(1)
Unless otherwise indicated, the address of each of the beneficial owners listed below is ABM Industries Incorporated, 551 Fifth Avenue, Suite 300, New York, New York 10176.

(2)
Based on a total of 52,817,798 shares of ABM common stock outstanding as of December 31, 2010.

(3)
Share ownership is as of March 31, 2010. Based on a Schedule 13G filed by each of the listed persons with the Securities and Exchange Commission on April 9, 2010. Bank of America indicated in the filing that Bank of America, NA had sole voting power for 964,170 shares, shared voting power for 6,639,743 shares, sole dispositive power for 1,087,732 shares and shared dispositive power for 6,522,515 shares.

(4)
Share ownership is as of December 31, 2009. Based on a Schedule 13G filed by Blackrock, Inc. ("Blackrock") with the Securities and Exchange Commission on January 29, 2010. Blackrock indicated in the filing sole voting power and sole dispositive power for all shares.

(5)
Share ownership is as of December 31, 2009. Based on a Schedule 13G filed by each of the listed persons with the Securities and Exchange Commission on February 1, 2010. Franklin Resources indicated in the filing that Franklin Advisory Services LLC had sole voting power for 4,073,432 shares and sole dispositive power for 4,152,232 shares.

(6)
Share ownership is as of December 31, 2009. Based upon a Schedule 13G filed by Kayne Anderson Rudnick Investment Management, LLC ("Kayne") with the Securities and Exchange Commission on February 9, 2010. Kayne indicated in the filing sole voting power and sole dispositive power for all the shares.

(7)
Share ownership is as of October 13, 2008. Based upon a Schedule 13D filed by Lord Michael A. Ashcroft ("Ashcroft") with the Securities and Exchange Commission on October 23, 2008. Ashcroft indicated in the filing sole voting power and sole dispositive power for all the shares.

(8)
Share ownership is as of August 31, 2010. Based upon a Schedule 13G filed by M&G Investment Funds 1 ("M&G") with the Securities and Exchange Commission on September 3, 2010. M&G indicated in the filing shared voting power and shared dispositive power for all the shares.

(9)
Share ownership is as of April 1, 2010. Based upon the Amendment No. 11 to Schedule 13D filed by The Theodore Rosenberg Trust (the "Trust") with the Securities and Exchange Commission on April 13, 2010. The Trust indicated in the filing sole voting and dispositive power for all of the shares.

(10)
Includes 35,000 shares subject to outstanding options that were exercisable on or within 60 days after December 31, 2010.

(11)
Includes 62,000 shares subject to outstanding options that were exercisable on or within 60 days after December 31, 2010.

(12)
Includes 62,000 shares subject to outstanding options that were exercisable on or within 60 days after December 31, 2010.

(13)
Includes 20,000 shares subject to outstanding options that were exercisable on or within 60 days after December 31, 2010.

(14)
Includes 42,500 shares subject to outstanding options that were exercisable on or within 60 days after December 31, 2010.

(15)
Includes 205,375 shares subject to outstanding options that were exercisable on or within 60 days after December 31, 2010.

(16)
Includes 15,098 shares subject to outstanding options that were exercisable on or within 60 days after December 31, 2010.

(17)
Includes 505,908 shares subject to outstanding options that were exercisable on or within 60 days after December 31, 2010.

(18)
Includes 14,866 shares of ABM common shares held in a trust for his son, and 20,000 shares subject to outstanding options that were exercisable on or within 60 days after December 31, 2010. Mr. Steele disclaims beneficial ownership of the shares held by the trust.

(19)
Includes 244,962 shares subject to outstanding options that were exercisable on or within 60 days after December 31, 2010.

(20)
Includes those persons who were executive officers and directors on December 31, 2010 and includes 1,391,516 shares subject to outstanding options held by those executive officers and directors that were exercisable on or within 60 days after December 31, 2010.

 OTHER MATTERS

        As of the date of this Proxy Statement, there are no other matters which the Board intends to present or has reason to believe others will present at the 2011 Annual Meeting. If other matters properly come before the Annual Meeting, the accompanying proxy grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting, except to the extent such discretion may be limited under Rule 14a-4(c) under the Exchange Act.

2012 ANNUAL MEETING OF
SHAREHOLDERS

        Shareholder proposals intended for inclusion in the 2012 proxy statement pursuant to Rule 14a-8 under the Exchange Act must be directed to the Corporate Secretary, ABM Industries Incorporated, 551 Fifth Avenue, Suite 300, New York, New York 10176, and must be received by October 10, 2011. ABM's bylaws require that proposals of shareholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with requirements of the bylaws, not later than December 9, 2011 and not earlier than November 9, 2011.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date ABM INDUSTRIES INCORPORATED M29292-P05448 551 5TH AVENUE SUITE 300 NEW YORK, NY 10176 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For Against Abstain 2. Proposal to ratify the selection of KPMG LLP as ABM Industries Incorporated's independent registered public accounting firm for fiscal year 2011. 3. To approve, by advisory vote, executive compensation. 4. To recommend, by advisory vote, the frequency of an advisory vote on executive compensation. The Board of Directors recommends you vote 3 years on the following proposal: For All Withhold All For All Except 0 0 0 The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3 and for 3 years for proposal 4. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. 01) Dan T. Bane 02) Anthony G. Fernandes 03) Maryellen C. Herringer 1. ELECTION OF DIRECTORS Nominees: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends that you vote FOR the following: 0 0 0 0 0 0 0 0 0 0 1 Year 2 Years 3 Years Abstain Vote on Proposals Vote on Directors The Board of Directors recommends you vote FOR the following proposals: (NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 8, 2011 The undersigned hereby appoints Linda Chavez, Luke S. Helms, and Henry L. Kotkins, Jr. and each of them, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side of this card, all the shares of common stock of ABM Industries Incorporated which the undersigned is entitled to vote at the Annual Meeting of Shareholders of ABM to be held on March 8, 2011, or at any adjournment thereof, with all powers which the undersigned would possess if present at the meeting. The undersigned also appoints these persons, in their discretion, to vote upon such other business as may properly come before the meeting or any adjournment thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3 AND FOR 3 YEARS FOR PROPOSAL 4. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report on Form 10-K for the Fiscal Year Ended October 31, 2010 and the Annual Report are available at www.proxyvote.com. Continued and to be signed on reverse side M29293-P05448